Exhibit 10.A
PURCHASE AND SALE AGREEMENT
among
EL PASO CORPORATION
and
EL PASO CNG COMPANY, L.L.C.,
as Sellers,
and
TRANSCANADA AMERICAN INVESTMENTS LTD.,
as Buyer,
dated December 22, 2006

TABLE OF CONTENTS

Article 1 DEFINITIONS	1
1.1 Certain Defined Terms	1
1.2 Construction	11

Article 2 TERMS OF THE TRANSACTION	12
2.1 Agreement to Sell and to Purchase the Purchased Interests	12
2.2 Purchase Price and Payment	12
2.3 [Intentionally omitted]	12
2.4 Calculation of Closing Consideration	12
2.5 Calculation and Payment of Adjustment Amount	12
2.6 Acknowledgement of Obligations	15
2.7 Purchase Price Allocation	16

Article 3 CLOSING	16
3.1 Closing	16
3.2 Deliveries by Sellers	16
3.3 Deliveries by Buyer	17

Article 4 REPRESENTATIONS AND WARRANTIES OF SELLERS	17
4.1 Corporate Organization	18
4.2 Acquired Companies	18
4.3 Charter and Bylaws	19
4.4 Authority Relative to this Agreement	19
4.5 No Conflict	19
4.6 Consents, Approvals, and Licenses	20
4.7 Financial Statements and Reports	20
4.8 Absence of Material Changes	21
4.9 Undisclosed Liabilities	22
4.10 Tax Matters	22
4.11 Compliance With Laws	24
4.12 Legal Proceedings	24
4.13 Acquired Company Agreements	24
4.14 Employee Plans and Labor Matters	27
4.15 Environmental and Pipeline Matters	28
4.16 Insurance	29
4.17 Title to Property and Assets	29
4.18 Intellectual Property Rights	29
4.19 Permits	29
4.20 Regulatory Matters	30
4.21 Bank Accounts	30
4.22 Brokerage Fees	30
4.23 Transactions with Directors, Officers, and Employees	30
4.24 Long-Term Debt	30
4.25 GL Sale Agreement	30

4.26 Limitations	30

Article 5 REPRESENTATIONS AND WARRANTIES OF BUYER	31
5.1 Corporate Organization	31
5.2 Authority Relative to This Agreement	31
5.3 No Conflict	31
5.4 Consents, Approvals, and Licenses	32
5.5 Available Funds	32
5.6 Investment Intent; Investment Experience; Restricted Securities	32
5.7 Legal Proceedings	32
5.8 Brokerage Fees	32
5.9 Independent Investigation	32

Article 6 CONDUCT OF ACQUIRED COMPANIES PENDING CLOSING	33
6.1 Conduct and Preservation of the Acquired Companies	33
6.2 Restrictions on Certain Actions	34
6.3 8 7/8% Notes; Elimination of Intercompany Amounts; Termination of Cash Pool Program Amount; Dividends	36

Article 7 ADDITIONAL AGREEMENTS	38
7.1 Access to Information and Confidentiality	38
7.2 Regulatory and Other Authorizations and Consents	41
7.3 Employees and Employee Plans	44
7.4 Public Announcements	48
7.5 Amendment of Schedules	48
7.6 Fees and Expenses	49
7.7 Transfer Taxes	49
7.8 [Intentionally Omitted]	49
7.9 Excluded Assets	49
7.10 Guarantee Matters	50
7.11 Use of El Paso Marks	50
7.12 Insurance	51
7.13 Buyer Guaranty	51
7.14 Additional Financial Statements	51
7.15 Capital Expenditures	51
7.16 Transition Services Agreement	51
7.17 HSR Amount	52
7.18 Limitations	53

Article 8 CONDITIONS TO OBLIGATIONS OF SELLERS	54
8.1 Representations and Warranties True	54
8.2 Covenants and Agreements Performed	54
8.3 HSR Act	54
8.4 Legal Proceedings	54

Article 9 CONDITIONS TO OBLIGATIONS OF BUYER	54
9.1 Representations and Warranties True	54
9.2 Covenants and Agreements Performed	55
9.3 HSR Act and Other Approval	55
9.4 Legal Proceedings	55

Article 10 TERMINATION, AMENDMENT, AND WAIVER	55
10.1 Termination	55
10.2 Effect of Termination	56
10.3 Amendment	56
10.4 Waiver	56

Article 11 TAX MATTERS	56
11.1 Preparation of Tax Returns and Payment of Taxes	56
11.2 Tax Indemnity	59
11.3 Access to Information	60
11.4 Post-Closing Tax Actions	60
11.5 Tax Sharing Agreements	61
11.6 Earnings and Profits	61
11.7 Assistance and Cooperation	61
11.8 Closing Tax Certificate	62

Article 12 SURVIVAL AND INDEMNIFICATION	62
12.1 Indemnification	62
12.2 Defense of Claims	64

Article 13 OTHER PROVISIONS	66
13.1 Notices	66
13.2 Entire Agreement	67
13.3 Binding Effect; Assignment; No Third Party Benefit	67
13.4 Severability	68
13.5 Governing Law	68
13.6 Further Assurances	68
13.7 Counterparts	68
13.8 Disclosure	68
13.9 Consent to Jurisdiction	68
13.10 Specific Performance	68

PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of December 22, 2006, is among (i) El Paso CNG Company, L.L.C., a Delaware limited liability company (“EP CNG”), (ii) El Paso Corporation, a Delaware corporation (“EPC;” EP CNG and EPC are each referred to herein individually as a “Seller” and collectively as the “Sellers”), and (iii) TransCanada American Investments Ltd., a Delaware corporation (“Buyer”). Sellers and Buyer are referred to herein sometimes individually as a “Party” and collectively as the “Parties.”
Recitals:
     A. American Natural Resources Company, a Delaware corporation (the “Pipeline Company”), is a wholly owned subsidiary of EP CNG and ANR Storage Company, a Michigan corporation (the “Storage Company”), is a wholly owned subsidiary of EPC. The Pipeline Company and the Storage Company are referred to herein as the “Companies.”
     B. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the issued and outstanding capital stock of the Companies, upon the terms and subject to the conditions in this Agreement.
     NOW, THEREFORE, Sellers and Buyer agree as follows:
Article 1
DEFINITIONS
     1.1 Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning given to it below:
     “Acquired Companies” means the Companies, the Company Subsidiaries (other than the Excluded Subsidiaries), and the Related Companies.
     “Acquired Company” means any of the Acquired Companies.
     “Acquired Company Insurance Policies” means those material policies of insurance which either Seller or any of their Affiliates (other than the Acquired Companies) maintains with respect to the assets and operations of the Acquired Companies, all of which are listed on Schedule 4.16(i).
     “Additional Governmental Approval” means the approval described in Item 2 of Schedule 4.6.
     “Adjusted Working Capital” is defined in Section 2.5(f).
     “Adjustment Amount” is defined in Section 2.5(a).
     “Adjustment Statement” is defined in Section 2.5(b).
Purchase and Sale Agreement — Pipeline and Storage Businesses

     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means, when used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
     “Agreement” is defined in the Preamble.
     “ANR Pipeline” means ANR Pipeline Company, a Delaware corporation and a wholly owned indirect subsidiary of the Pipeline Company.
     “Applicable Environmental Laws” means any and all Applicable Laws (in effect as of the date of this Agreement) pertaining to protection of human health and the environment in any and all jurisdictions in which any Acquired Company conducts or has conducted operations.
     “Applicable Law” means any statute, law, rule, or regulation, or any judgment, order, ordinance, or other documentary articulation of law, writ, injunction, or decree of any Governmental Entity to which a specified Person or its property is subject.
     “Assumed Obligations” is defined in Section 2.6.
     “Balance Sheet Date” means September 30, 2006.
     “Base Purchase Price” means a purchase price of $2,881,000,000.
     “Bonus Payment” is defined in Section 7.3(h).
     “Buyer” is defined in the Preamble.
     “Buyer’s FSA” is defined in Section 7.3(l).
     “Buyer Guarantors” means TransCanada Corporation and TransCanada PipeLine USA Ltd.
     “Buyer Guaranty” means a guaranty agreement in the form of Exhibit 7.13.
     “Buyer Indemnitees” means, collectively, Buyer and its Affiliates (including each of the Acquired Companies) and its and their officers, directors, employees, agents, and representatives.
     “Buyer Protected Information” is defined in Section 7.1(e)(i).
     “Cash Balance Plan” is defined in Section 7.3(k).
     “Cash Pool Program Amount” means the aggregate amount owed to the Acquired Companies by EPC and its Affiliates (other than the Acquired Companies) under the El Paso Cash Pool Program as of the Effective Date, which shall be paid to the Companies under Section 6.3(c) prior to Closing.
Purchase and Sale Agreement — Pipeline and Storage Businesses

     “Closing” means the closing of the transactions contemplated hereby.
     “Closing Date” means the date on which the Closing occurs.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Combined Financial Statements” is defined in Section 4.7(a).
     “commercially reasonable efforts” means efforts (i) in accordance with reasonable commercial practice and the terms, limitations, and restrictions of all applicable contracts and other agreements and (ii) without the incurrence of unreasonable expense.
     “Companies” is defined in the recitals.
     “Company Employee Plans” means those Employee Plans that the Acquired Companies contribute to or participate in as of the date of this Agreement.
     “Company Subsidiaries” means the direct or indirect wholly owned subsidiaries of the Companies listed in Schedule 1.1(a).
     “Confidentiality Agreement” means that certain confidentiality letter agreement, dated September 25, 2006, between TransCanada PipeLines Limited and EPC.
     “Consent Amendment” is defined in Section 6.3(a).
     “Consent Documents” is defined in Section 6.3(a).
     “Consent Solicitation” is defined in Section 6.3(a).
     “Data Site” means the online presentation of materials, as the same exists as of the close of business on the day preceding the date of this Agreement, prepared by Sellers to assist Buyer in its investigation of the Acquired Companies.
     “Debt Documents” means the following: (i) the 8 7/8% Indenture, (ii) the Indenture, dated as of February 15, 1994, between ANR Pipeline and Comerica Bank, as Trustee, as supplemented by the First Supplemental Indenture, dated as of February 15, 1994, relating to $125 million principal amount of 7 3/8% Debentures due February 15, 2024, and as further supplemented by the Second Supplemental Indenture, dated June 1, 1995, relating to $75 million principal amount of 7% Debentures due June 1, 2025; (iii) the Indenture, dated as of May 13, 1991, between ANR Pipeline and Manufacturers Bank, N.A., as Trustee, as supplemented by the First Supplemental Indenture, dated as of November 4, 1991, relating to $300 million principal amount of 9 5/8% Debentures due November 1, 2021; and (iv) the Loan Agreement, dated as of March 6, 2000, between Coastal Natural Gas Company, as Borrower, and CMS Field Services, Inc., as Lender, relating to a $14 million loan, evidenced by a promissory note, dated March 6, 2000 that matures on March 5, 2010 and bears interest at 13.75% per annum, payable in 39 quarterly installments of $82,638.88 plus accrued interest and a final installment of $10,777,083.68 plus accrued interest on March 5, 2010, as amended by that certain Consent, Assignment and Assumption Agreement, dated as of December 12, 2002, among El Paso CNG
Purchase and Sale Agreement — Pipeline and Storage Businesses

Company (f/k/a Coastal and c/k/a EP CNG), ANR Pipeline and The Variable Annuity Life Insurance Company (as successor in interest to CMS) whereby ANR Pipeline assumed all rights and obligations of EP CNG under the loan agreement and note, and by that certain Amendment to Loan Agreement, dated as of December 12, 2002 between ANR Pipeline and The Variable Annuity Life Insurance Company and the New Note, dated December 12, 2002, issued in substitution and exchange for the prior note.
     “Deductible Amount” means an amount equal to 1.0% of the Total Purchase Price.
     “Direct Claim” means any claim by an Indemnitee on account of a Loss which does not result from a Third Party Claim.
     “Disclosure Letter” means the letter, of even date herewith, of Sellers or Buyer to which such party’s Schedules are attached, as the same may be amended or supplemented in accordance with Section 7.5.
     “Dispute Deadline Date” is defined in Section 2.5(c).
     “El Paso Marks” means the name “El Paso” and other similar trademarks, service marks, and trade names owned by Sellers or their Affiliates (other than the Acquired Companies).
     “El Paso Cash Pool Program” means the cash management programs conducted under (i) the Cash Management Agreement, dated as of November 24, 2003, between EPC and ANR Pipeline or (ii) the Cash Management Agreement, dated as of October 5, 2004, between EPC and the Storage Company.
     “8 7/8% Indenture” means the Indenture, dated as of March 5, 2003, between ANR Pipeline and The Bank of New York, as trustee.
     “8 7/8% Notes” means the $300 million aggregate principal amount of senior notes due 2010 issued by ANR Pipeline under the 8 7/8% Indenture.
     “Effective Date” means the close of business on the last day of the month preceding the Closing Date.
     “Effective Date Pro Forma Financial Statements” is defined in Section 2.5(b).
     “Employee Plan” means any stock purchase, stock option, pension, profit sharing, bonus, deferred compensation, incentive compensation, severance or termination pay, hospitalization or other medical or dental, life or other insurance, supplemental unemployment benefits plan or agreement or policy or other arrangement providing employment-related compensation or benefits, including “employee benefit plans” as defined in Section 3(3) of ERISA.
     “Employees” is defined in Section 7.3(a).
     “Encumbrances” means liens, charges, pledges, options, rights of first refusal, reversionary rights, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, encroachments, and other
Purchase and Sale Agreement — Pipeline and Storage Businesses

encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise.
     “EP CNG” is defined in the preamble.
     “EPC” is defined in the preamble.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Plans” means, collectively, any of the Company Employee Plans which is an “employee benefit pension plan” as defined in Section 3(2) of ERISA.
     “Estimated Adjustment Amount” means Sellers’ good faith and reasonable estimate of the Adjustment Amount as of the date on which Sellers deliver to Buyer the written statement contemplated by Section 2.4.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Assets” is defined in Section 7.9.
     “Excluded Cash” is defined in Section 6.3(c).
     “Excluded Information” is defined in Section 7.1(a).
     “Excluded Liabilities” means any and all obligations or liabilities arising from or relating to the matters described on Schedule 12.1(a).
     “Excluded Subsidiaries” means each of ANR Venture Management Company, ANR Capital Corporation, ANR Funding Company L.L.C., ANR Finance Company, L.L.C., El Paso Coal Holding, L.L.C., and ANR Venture Eagle Point Company, each of which was a direct, wholly owned subsidiary of the Pipeline Company at the Balance Sheet Date but all of the equity interests of which were transferred by the Pipeline Company to an Affiliate of EPC that is not an Acquired Company prior to the date of this Agreement. For purposes of clarity, the term Excluded Subsidiaries shall not include the GL Companies.
     “Exhibits” means the exhibits attached to this Agreement.
     “FERC” means the Federal Energy Regulatory Commission.
     “GL Companies” means Great Lakes Gas Transmission Company and its subsidiary and Great Lakes Gas Transmission Limited Partnership and its subsidiary.
     “GL Sale Agreement” means the Purchase and Sale Agreement, dated December 21, 2006, between ANR Capital Corporation and Seafarer US Pipeline System, Inc.
     “Governmental Approvals” means all consents and approvals of Governmental Entities, including those required under the HSR Act, that reasonably may be deemed necessary so that the consummation of the transactions contemplated hereby will be in compliance with Applicable Law.
Purchase and Sale Agreement — Pipeline and Storage Businesses

     “Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator, or arbitral body (domestic or foreign).
     “Guarantees” means any and all obligations relating to the guarantees, letters of credit, bonds, and other credit assurances of a comparable nature of Sellers or any of their Affiliates (other than the Acquired Companies) for the benefit of any Acquired Company as listed on Schedule 7.10.
     “Holders” is defined in Section 6.3(a).
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “HSR Amount” is defined in Section 7.2(b).
     “HSR Measures” is defined in Section 7.2(b).
     “Income Tax” means federal, state, local, or foreign income or franchise Taxes or other similar Taxes measured in whole or in part by income and any interest and penalties or additions thereon.
     “Indemnifying Party” means a Party required to provide indemnification under Section 12.1.
     “Indemnitee” means a Party entitled to receive indemnification under Section 12.1.
     “Interest Adjustment” means interest (calculated based on the actual number of days elapsed, assuming a 360-day year) on the Base Purchase Price, as adjusted by the Estimated Adjustment Amount, at the Prime Rate plus 1.0% from (and including) the Effective Date to (but excluding) the Closing Date.
     “IRS” means the Internal Revenue Service.
     “Jackson Pipeline” means Jackson Pipeline Company, a Michigan general partnership.
     “Jointly Held Guarantees” means any guarantee, letter of credit, bond, cash deposit, or other financial assurance that is held jointly by one or more Acquired Companies, on the one hand, and a Seller or any Affiliate of a Seller (other than any Acquired Company), on the other hand.
     “knowledge” means (i) when used with respect to (A) a Seller or the Acquired Companies (other than Jackson Pipeline), that which is actually known after reasonable inquiry by the individuals listed on Schedule 1.1(b) in their respective areas of responsibility, and (B) Jackson Pipeline, that which is actually known by the individuals listed on Schedule 1.1(b) in their respective areas of responsibility and (ii) when used with respect to Buyer, that which is actually
Purchase and Sale Agreement — Pipeline and Storage Businesses

known after reasonable inquiry by the individuals listed on Schedule 1.1(c) in their respective areas of responsibility.
     “Lease Assignment Agreement” is defined in Section 6.3(d).
     “Listed Employees” is defined in Section 7.3(b).
     “Long-Term Debt” means both the current and the long-term portions of the outstanding principal amount of indebtedness as of the date of determination under the Debt Documents, and including the amount of unamortized debt discount under U.S. GAAP.
     “Losses” means, collectively, any and all claims, liabilities, losses, causes of action, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations, costs, and expenses, including reasonable attorneys’ fees, court costs, and other costs of suit.
     “Material Adverse Effect” means any circumstance, change, or effect that is materially adverse to the financial condition, properties, operations, results of operations, assets or business of the Acquired Companies taken as a whole or that impedes or delays the ability of Sellers to perform their obligations under this Agreement or the Related Agreements or to consummate the transactions contemplated hereby or thereby, other than (i) any adverse circumstance, change, or effect arising from or relating to general business or economic conditions in the industries or markets in which the Acquired Companies operate, including (A) changes in national or regional gathering, pipeline, or storage facilities or (B) rules, regulations, or decisions of FERC or the courts affecting the natural gas transportation industry as a whole or the natural gas storage industry as a whole, (ii) any adverse circumstance, change, or effect arising from weather conditions, including unexpected or harsh weather conditions, (iii) seasonal reductions in revenues or earnings of the Acquired Companies in the ordinary course of business consistent with past periods, (iv) national or international political, diplomatic, or military conditions (including any engagement in hostilities, whether or not pursuant to a declaration of war, or the occurrence of any military or terrorist attack) not disproportionately affecting the Acquired Companies, (v) changes in U.S. GAAP, (vi) changes in Applicable Laws not disproportionately affecting the Acquired Companies, (vii) the taking of any action required or permitted by Section 6.3(a), 6.3(b), and 6.3(c), 7.9, or 7.15 or the failure of Sellers or the Acquired Companies to take any action for which Sellers in good faith request Buyer’s written consent under Section 6.1 or 6.2 and Buyer refuses to provide such consent, (viii) any changes in prices for commodities, goods, or services, or the availability or costs of hedges or other derivatives, including fluctuations in interest rates, (ix) any matter that is expressly disclosed in the Schedules as of the date of execution of this Agreement, and (x) the execution and delivery or announcement of this Agreement. The Parties agree that any determination as to whether a change, effect, event, or occurrence is a Material Adverse Effect shall be made after taking into account and considering all matters relevant to such analysis, including (x) all amounts, if any, recognized by the Person and its Affiliates, as applicable, under insurance or third-party indemnifications or similar agreements, and (y) all Tax Benefits with respect to such change, effect, event, or occurrence.
     “MPSC” is defined in Section 4.20.
Purchase and Sale Agreement — Pipeline and Storage Businesses

     “NGA” is defined in Section 4.20.
     “NLRB” is defined in Section 4.14(d).
     “Note Redemption” is defined in Section 6.3(a).
     “Note Redemption Documents” is defined in Section 6.3(a).
     “Notice” means any notice, request, demand, or other communications required or permitted to be given or made under this Agreement by either Party.
     “Notice of Disagreement” is defined in Section 2.5(c).
     “Party” is defined in the Preamble.
     “Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.
     “Permitted Encumbrances” means (i) zoning, planning, and building codes and ordinances; (ii) defects, imperfections, or irregularities in title (including easements, rights-of-way, covenants, conditions, restrictions, and other matters affecting title to real property) that are not material in character, amount, or extent with respect to the asset or assets to which they relate or, together with any other such defects, imperfections or irregularities, in the aggregate; (iii) Encumbrances created by or referenced in any of the Scheduled Contracts; (iv) Encumbrances created by Buyer, or its successors and assigns; (v) liens for Taxes not yet due and payable; (vi) statutory liens (including materialmen’s, mechanic’s, repairmen’s, landlord’s and other similar liens) arising in connection with the ordinary course of business securing payments not yet due and payable; (vii) Encumbrances arising under the Debt Documents; and (viii) Encumbrances that would not materially interfere with the operations of the Acquired Companies, as currently conducted, whether of record or not.
     “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.
     “Pipeline Company” is defined in the recitals.
     “Post-Effective Date Taxes” is defined in Section 11.1(f).
     “Pre-Closing Periods” is defined in Section 11.1(c).
     “Prime Rate” means the prime interest rate reported in The Wall Street Journal on the Effective Date.
     “Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any mediator, arbitrator, or Governmental Entity.
     “Pro Forma Combined Financial Statements” is defined in Section 4.7(b).
Purchase and Sale Agreement — Pipeline and Storage Businesses

     “Purchase Price” means the sum of (i) the Base Purchase Price, as adjusted by the Adjustment Amount, and (ii) the Interest Adjustment.
     “Purchase Price Allocation Schedule” is defined in Section 2.7.
     “Purchased Interests” means all the issued and outstanding capital stock of the Companies.
     “Related Agreements” means the Transition Services Agreement and any other document, agreement, certificate or instrument delivered in connection with the transactions contemplated by this Agreement, and with respect to Buyer only, the Buyer Guaranty.
     “Related Companies” means the partially owned subsidiaries of the Companies listed in Schedule 1.1(a).
     “Related Company” means any of the Related Companies.
     “Ren-Cen Matters” is defined in Section 6.3(d).
     “Ren-Cen Note” means the Promissory Note, dated as of November 1, 2001, issued by ANR Pipeline to Riverfront Holdings Phase II, Inc., in the original principal amount of $1.8 million that matures on November 1, 2010 and bears interest at 7% per annum, payable annually.
     “Replacement Debt” is defined in Section 6.3(a).
     “Replacement Debt Expenses” means the sum of all fees, expenses, penalties, charges, and interest paid or incurred by the Acquired Companies in connection with the Replacement Debt, including underwriting fees, placement fees, attorneys’ fees, trustee fees, interest payments and similar fees and expenses, but excluding any fees, expenses, penalties, charges, and interest included in the Replacement Debt Repayment Amount.
     “Replacement Debt Repayment Amount” is defined in Section 6.3(a).
     “Replacement Guarantee” is defined in Section 7.10(b).
     “Savings Plan” is defined in Section 7.3(j).
     “Scheduled Contracts” means any of the agreements or contracts listed on Schedule 4.13.
     “Schedules” means the schedules attached to the Disclosure Letter of Sellers or Buyer, as the case may be.
     “SEC” means the Securities and Exchange Commission.
     “SEC Reports” is defined in Section 4.7(d).
     “Securities Act” means the Securities Act of 1933, as amended.
     “Selected Employees” is defined in Section 7.3(b).
Purchase and Sale Agreement — Pipeline and Storage Businesses

     “Seller” and “Sellers” are defined in the Preamble.
     “Seller Group” is defined in Section 11.1(a).
     “Seller Protected Information” is defined in Section 7.1(e)(ii).
     “Sellers’ FSA” is defined in Section 7.3(l).
     “Sellers Indemnitees” means, collectively, Sellers and their Affiliates (other than the Acquired Companies) and each of their officers, directors, employees, agents, and representatives.
     “Stay-On Bonus and Severance Reimbursement Amount” means the sum of (i) the aggregate amount of stay-on bonuses paid by Buyer under Section 7.3(g) and (ii) the total severance amounts shown in Part II of Schedule 7.3(g).
     “Storage Company” is defined in the recitals.
     “Straddle Period” means a Tax period or year commencing before and ending after the Closing Date.
     “Straddle Return” means a Tax Return for a Straddle Period.
     “Tax Benefit” means an amount by which the current Tax liability of a Party (or group of corporations including the Party) is reduced (including by deduction, reduction of income by virtue of increased Tax basis or otherwise, entitlement of refund, credit, or otherwise).
     “Tax Return” means any return or report, declaration, report, claim for refund, information return, or statement relating to Taxes, including any related schedules, attachments, or other supporting information, with respect to Taxes, and including any amendment thereto.
     “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, including such item for which a liability arises as a transferee or successor-in-interest.
     “Taxing Authority” means any Governmental Entity responsible for the imposition or collection of any Tax.
     “Third Party” means any Person other than (i) Sellers or any of their Affiliates (including the Acquired Companies and the Excluded Subsidiaries) and (ii) Buyer and its Affiliates.
     “Third Party Claim” means any claim or the commencement of any claim, action, or proceeding made or brought by a Third Party.
Purchase and Sale Agreement — Pipeline and Storage Businesses

     “Total Purchase Price” means the sum of (i) the Purchase Price plus (ii) the principal amount of the Long-Term Debt outstanding as of the Closing.
     “Transition Period” is defined in Section 7.11.
     “Transition Services Agreement” means the Transition Services Agreement attached as Exhibit 3.2(c) hereto, to be completed by the Parties under Section 7.16.
     “U.S. GAAP” means generally accepted accounting principles in the United States of America (including interpretations, guidance, or bulletins issued in respect thereof) as in effect on the date to which the document or calculation to which it refers relates, applied on a consistent basis throughout the periods covered by such document or calculation.
     1.2 Construction. In construing this Agreement, the following principles shall be followed:
     (a) the terms “herein,” “hereof,” “hereby,” “hereunder,” and other similar terms, refer to this Agreement as a whole and not only to the particular Article, Section, or other subdivision in which any such terms may be employed;
     (b) references to Articles, Sections, Schedules, Exhibits, and other subdivisions and clauses refer to the Articles, Sections, Schedules, Exhibits and other subdivisions and clauses of this Agreement;
     (c) a reference to any Person shall include such Person’s predecessors and successors;
     (d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. GAAP;
     (e) all references herein to amounts in dollars or preceded by “$” shall constitute references to such amount in U.S. currency;
     (f) no consideration shall be given to the captions of the Articles, Sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction;
     (g) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
     (h) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;
     (i) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined;
     (j) the plural shall be deemed to include the singular, and vice versa; and
Purchase and Sale Agreement — Pipeline and Storage Businesses

     (k) each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit or Schedule, the provisions of the main body of this Agreement shall prevail.
Article 2
TERMS OF THE TRANSACTION
     2.1 Agreement to Sell and to Purchase the Purchased Interests. At the Closing, and on the terms and subject to the conditions in this Agreement, Sellers shall sell, transfer, deliver, and convey to Buyer, and Buyer shall purchase and accept from Sellers, the Purchased Interests free and clear of all Encumbrances, other than restrictions on the transfer of securities under Applicable Laws.
     2.2 Purchase Price and Payment. In consideration of the sale of the Purchased Interests to Buyer, Buyer shall pay to Sellers at the Closing, in immediately available funds, an amount equal to the sum of (i) the Base Purchase Price, as adjusted by the Estimated Adjustment Amount, and (ii) the Interest Adjustment by confirmed wire transfer to a bank account or accounts to be designated by Sellers not later than 3 business days prior to the Closing Date, in the amount shown in Sellers’ statement delivered to Buyer in accordance with Section 2.4 below.
     2.3 [Intentionally omitted].
     2.4 Calculation of Closing Consideration. Not later than 5 business days prior to the Closing Date, Sellers shall deliver to Buyer a written statement setting forth (i) the Base Purchase Price, (ii) the Interest Adjustment, and (iii) the Estimated Adjustment Amount, together with Sellers’ calculation of the Interest Adjustment and the Estimated Adjustment Amount in reasonable detail, based on the best information available to Sellers on the date the same is delivered, and supporting work papers with respect to the calculation of the Estimated Adjustment Amount. If the Estimated Adjustment Amount is positive, the Base Purchase Price shall be increased by the Estimated Adjustment Amount, and if the Estimated Adjustment Amount is negative, the Base Purchase Price shall be reduced by the Estimated Adjustment Amount.
     2.5 Calculation and Payment of Adjustment Amount.
     (a) Adjustment Amount. The “Adjustment Amount” equals the net increase to, or net decrease from, the Adjusted Working Capital between the Balance Sheet Date and the Effective Date. For purposes of clarity, an increase in Adjusted Working Capital shall be represented by a positive number and a decrease in Adjusted Working Capital shall be represented by a negative number.
     (b) Effective Date Financial Statements and Adjustment Amount. As promptly as practicable after the Closing Date, and in any event not later than 90 days after the Closing Date, Buyer shall prepare and deliver to Sellers (i) a combined balance sheet of the Acquired Companies as of the Effective Date (the “Effective Date Pro Forma Financial Statements”) prepared in accordance with U.S. GAAP applied on the same basis as the Pro Forma Combined Financial Statements have been prepared, including giving pro forma effect to the actions specified in the first sentence of Section 4.7(b)
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(except that the Effective Date Pro Forma Financial Statements shall be prepared using actual volumes and revenues and based on other best available information through the period ending upon the date the same is delivered to Sellers), and (ii) a statement of Buyer (the “Adjustment Statement”) showing in reasonable detail its calculation of the Adjustment Amount, together with supporting work papers. Sellers agree, at no cost to Buyer, to give Buyer and its authorized representatives reasonable access to such employees, offices, and other facilities and such books and records of Sellers and their Affiliates as are reasonably necessary to allow Buyer and its authorized representatives to prepare the Effective Date Pro Forma Financial Statements and the Adjustment Amount in compliance with this Section 2.5. Buyer, at no cost to Sellers, shall give representatives of Sellers reasonable access to its and the Acquired Companies’ premises, Employees, and other facilities and to its and the Acquired Companies’ books and records as are reasonably necessary for purposes of reviewing, verifying, and auditing the calculations contained in the Effective Date Pro Forma Financial Statements and the Adjustment Statement.
     (c) Dispute Resolution. The Adjustment Statement shall become final and binding on Sellers and Buyer as to the Adjustment Amount on the 90th day following the date the Adjustment Statement is received by Sellers (the “Dispute Deadline Date”), unless prior to the Dispute Deadline Date, Sellers deliver Notice to Buyer of their disagreement (“Notice of Disagreement”). Sellers’ Notice of Disagreement shall set forth all of Sellers’ disputed items together with Sellers’ proposed changes thereto, including an explanation in reasonable detail of the basis on which Sellers propose such changes. If Sellers have delivered a timely Notice of Disagreement, then Sellers and Buyer shall use their good faith efforts to reach written agreement on the disputed items to determine the Adjustment Amount. If all of Sellers’ disputed items have not been resolved by Sellers and Buyer by the 120th day following Sellers’ receipt of the Adjustment Statement, then Sellers’ items that are still disputed shall be submitted to binding arbitration by an independent nationally recognized accounting firm without any material financial relationship to either Sellers or Buyer, as mutually selected by Sellers and Buyer within 5 business days after the end of the foregoing 120-day period (or in the absence of agreement between Sellers and Buyer by the close of business on such 5th business day as selected by the president of the American Arbitration Association or his designee). The arbitrator’s determination shall in no event be more favorable to Buyer than reflected on the Adjustment Statement prepared by Buyer or more favorable to Sellers than shown in the proposed changes delivered by Sellers under their Notice of Disagreement. The fees and expenses of such arbitration shall be borne 50% by Buyer and 50% by Sellers. The determination of the disputed items by such arbitration shall be final and binding upon Sellers and Buyer as to such disputed items.
     (d) Final Date. The Adjustment Amount shall be deemed to be finally determined in the amount set forth in the Adjustment Statement on the Dispute Deadline Date unless a Notice of Disagreement is timely given in accordance with Section 2.5(c) with respect to the calculation thereof. If such a Notice of Disagreement is timely given, the Adjustment Amount shall be deemed finally determined on the date that the selected accounting firm gives Notice to Buyer and Sellers of its determination with respect to all disputed items regarding the calculation thereof, or, if earlier, the date on which Sellers
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and Buyer agree in writing on the amount thereof, in which case the Adjustment Amount shall be calculated in accordance with such determination or agreement, as the case may be.
     (e) Payments. If the Adjustment Amount, as finally determined, exceeds the Estimated Adjustment Amount, then Buyer shall pay to Sellers the amount of such excess, plus interest on the amount of such excess from (and including) the Effective Date to (but excluding) the date of payment at the Prime Rate plus 1.0%. If the Adjustment Amount, as finally determined, is less than the Estimated Adjustment Amount, then Sellers shall pay to Buyer the amount of such deficiency, plus interest on the amount of such deficiency from (and including) the Effective Date to (but excluding) the date of payment at the Prime Rate plus 1.0%. Any payment shall be made within three business days of the date the Adjustment Amount is deemed to be finally determined under Section 2.5(d).
     (f) Definition. The “Adjusted Working Capital” as of the Balance Sheet Date is calculated as set forth on Schedule 2.5(f). The “Adjusted Working Capital” as of the Effective Date shall be calculated using the Effective Date Pro Forma Financial Statements and shall be equal to (1) the sum of (i) the amount of current assets of the Acquired Companies reflected on the Effective Date Pro Forma Financial Statements, plus (ii) the sum of any amounts expended by any of the Acquired Companies from and after January 1, 2007 and on or prior to the Effective Date to pay for capital expenditures permitted by Section 6.2(h), plus (iii) the amount of any decrease in the amount of the current and long-term portions of all long-term debt outstanding as of the Closing Date (including the amount of unamortized debt discount under U.S. GAAP, but excluding any Replacement Debt Repayment Amount otherwise included therein to the extent deducted in the computations of Excluded Cash under Section 6.3(c)) below $444 million of Long-Term Debt, less (2) the amount of current liabilities reflected on the Effective Date Pro Forma Financial Statements, less (3) the amount of any increase in the amount of the current and long-term portions of all long-term debt outstanding as of the Closing Date (including the amount of unamortized debt discount under U.S. GAAP, but excluding any Replacement Debt Repayment Amount otherwise included therein to the extent deducted in the computations of Excluded Cash under Section 6.3(c)) above $444 million of Long-Term Debt, less (4) any amounts refunded to Sellers or any of their Affiliates (other than the Acquired Companies) in respect of prepaid insurance of the Acquired Companies cancelled on or prior to the Closing to the extent reflected as a current asset for purposes of calculating Adjusted Working Capital as of the Balance Sheet Date, less (5) any amounts received or receivable as proceeds from the sale since the Balance Sheet Date of assets, other than Excluded Assets, that constitute non-current assets (including for purposes of this Agreement, base gas), less (6) any amounts received or accounts receivable constituting the proceeds of insurance in respect of a casualty loss experienced by an Acquired Company after the Balance Sheet Date, which casualty loss involves a non-current asset which has not been repaired or replaced with an asset of at least comparable quality and the affected operations, if any, restored to at least the operating capacity as it existed prior to the casualty loss, less (7) the Stay-On Bonus and Severance Reimbursement Amount, less (8) if Sellers elect under Section 6.3(a) to pursue the Consent Solicitation, an amount equal to the applicable redemption premium specified in
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the 8 7/8% Indenture that would be payable if all 8 7/8% Notes remaining outstanding as of the Closing Date (if any) were redeemed on the earliest date permissible by the terms of the 8 7/8% Indenture assuming that a redemption notice were issued on the Effective Date, and less (9) the Replacement Debt Expenses, if any. Notwithstanding the foregoing sentence, for the purpose of calculating Adjusted Working Capital, (i) the amount of current assets and current liabilities included in Adjusted Working Capital for any Related Company shall be calculated by multiplying the current assets and current liabilities of such Related Company determined in accordance with the other provisions of this Section 2.5(f) by a percentage equal to the Storage Company’s indirect ownership interest in that Related Company, (ii) none of the following shall be included in either current assets or current liabilities: (A) the balances in the following line items set forth in Schedule 4.7(b) under assets: (I) Line 116000 — T&E Gas Receivable, (II) Line 110301 — Customer Accounts Receivable Cashout Invoices, (III) Line 116500 — Account Receivables Gas Imbalances/Exchange, and (IV) Line 120101 — Accounts Receivable Other—Insurance; (B) the balances in the following line items set forth in Schedule 4.7(b) under liabilities: (I) Line 306000 — Transportation and Exchange Gas, (II) Line 306500 — Accounts Payable Gas Imbalances/Exchange, and (III) Line 310402 Accounts Payable—Miscellaneous Gas Payable; (C) assets or liabilities of the Acquired Companies relating to Taxes (including any deferred Tax assets or liabilities); (D) assets or liabilities of any of the Acquired Companies relating to pensions or other Employee post-retirement benefits; (E) the current portion of any principal payment obligation with respect to Long-Term Debt; (F) any Excluded Asset, including the Excluded Cash to be distributed by dividend by the Storage Company and the Pipeline Company prior to Closing under Section 6.3(c); and (G) any intercompany accounts (other than imbalances that are to be settled with in-kind gas volumes in accordance with the terms of existing operational balancing agreements in effect as of the date hereof) or notes receivable due from EPC or any of its direct or indirect wholly owned subsidiaries (other than the Acquired Companies) to any of the Acquired Companies (other than the Related Companies) or intercompany accounts (other than imbalances that are to be settled with in-kind gas volumes in accordance with the terms of existing operational balancing agreements in effect as of the date hereof) or notes payable of any of the Acquired Companies (other than the Related Companies) to EPC or any of its direct or indirect subsidiaries (other than the Acquired Companies), including payables and/or receivables under the El Paso Cash Pool Program, and (iii) the valuation of the inventories of the Acquired Companies as of the Effective Date shall be determined in the same manner as the valuation of such inventories as of the Balance Sheet Date. Except to the extent contemplated above, Sellers represent and warrant to Buyer that the Adjusted Working Capital as of the Balance Sheet Date has been calculated in a manner consistent with the method for calculating Adjusted Working Capital as of the Effective Date as set forth in this Section 2.5(f).
     2.6 Acknowledgement of Obligations. For the avoidance of doubt, subject to the terms and conditions of this Agreement, including Sections 7.3 and 7.9 and Articles 11 and 12, (i) Buyer acknowledges and agrees that, following the Closing, the Acquired Companies shall remain obligated for their liabilities and obligations, including the Long-Term Debt, and accrued and unpaid interest thereon, outstanding as of the Closing (the “Assumed Obligations”), and
Purchase and Sale Agreement — Pipeline and Storage Businesses

(ii) the Acquired Companies shall pay, perform, and discharge the Assumed Obligations from and after the Closing in accordance with their terms.
     2.7 Purchase Price Allocation. Sellers and Buyer agree that the Purchase Price shall be allocated among the Purchased Interests for Tax purposes in accordance with an allocation schedule to be agreed upon prior to the Closing by the Parties (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule shall be revised to take into account subsequent adjustments under this Agreement to the Purchase Price after the Closing. Sellers and Buyer shall each report the Tax consequences of the purchase and sale contemplated hereby in a manner consistent with the Purchase Price Allocation Schedule and shall not take any inconsistent position on any Tax Returns unless required by Applicable Law.
Article 3
CLOSING
     3.1 Closing. Subject to fulfillment or waiver of the conditions in this Agreement, the Closing shall take place on the Closing Date. The Closing shall take place at the offices of Andrews Kurth LLP, 600 Travis Street, Houston, Texas 77002 or such other place as the Parties may agree, at 10:00 a.m., Houston, Texas time, on the fifth business day following the satisfaction or waiver of all conditions to Closing in Articles 8 and 9 (other than conditions that by their nature are to be satisfied at the Closing) or at such other time as the Parties may agree. Unless otherwise agreed, all Closing transactions shall be deemed to have occurred simultaneously.
     3.2 Deliveries by Sellers. At the Closing, Sellers will deliver the following documents to Buyer:
     (a) A certificate executed on behalf of each Seller by the president, senior vice president, or vice president of each Seller, dated the Closing Date, representing and certifying, in such detail as Buyer may reasonably request, that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled.
     (b) The certificates, instruments, and documents listed below:
     (i) The stock certificates representing all of the Purchased Interests duly endorsed in blank, or accompanied by stock powers duly executed in blank, and otherwise in form acceptable to Buyer for transfer of the Purchased Interests to Buyer free and clear of all Encumbrances.
     (ii) The minute books, stock records, and corporate seal (if any) of each Acquired Company.
     (iii) The written resignations of the directors and officers of each Acquired Company, such resignations to be effective concurrently with the Closing on the Closing Date.
     (iv) Evidence of the receipt of each Governmental Approval required hereunder with respect to Sellers.
Purchase and Sale Agreement — Pipeline and Storage Businesses

     (v) Such other certificates, instruments of conveyance, and documents as may be reasonably requested by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.
     (c) The Transition Services Agreement duly executed by EPC.
     (d) Evidence reasonably satisfactory to Buyer that (i) either (A) the Note Redemption has been consummated in accordance with the terms of Section 6.3(a) or (B) the Consent Solicitation has been consummated in accordance with the terms of Section 6.3(a) and the Consent Amendment has been duly executed and delivered by ANR Pipeline and the Trustee under the 8 7/8% Indenture and is in full force and effect and (ii) the Replacement Debt Repayment Amount has been repaid in full, all agreements related to the Replacement Debt have been terminated and no Acquired Company has any liability or obligation related to the Replacement Debt after the Closing.
     3.3 Deliveries by Buyer. At the Closing, Buyer will deliver the following documents to Sellers:
     (a) A certificate executed by the president, senior vice president, or vice president of Buyer, dated the Closing Date, representing and certifying, in such detail as Sellers may reasonably request, that the conditions set forth in Sections 8.1 and 8.2 have been fulfilled.
     (b) The Transition Services Agreement duly executed by Buyer.
     (c) All releases, replacements, substitutions or “back-to-back” guarantees required by Section 7.10 with respect to the Guarantees listed in Schedule 7.10, in form and substance reasonably satisfactory to Sellers.
     (d) Evidence of the receipt of each Governmental Approval required hereunder with respect to Buyer.
     (e) Such other certificates, instruments, and documents as may be reasonably requested by Sellers prior to the Closing Date to carry out the intent and purposes of this Agreement.
     (f) Payment of the sum of Base Purchase Price, as adjusted by the Estimated Adjustment Amount, and the Interest Adjustment, in immediately available funds to the bank account or accounts designated by Sellers under Section 2.2.
Article 4
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Except as set forth in the Schedules (it being understood that a representation or warranty shall not be deemed to be qualified by any item disclosed or described in any Schedule unless it is reasonably apparent that such item is applicable to such representation or warranty), Sellers represent and warrant to Buyer as follows:
Purchase and Sale Agreement — Pipeline and Storage Businesses

     4.1 Corporate Organization. EPC is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. EP CNG is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware.
     4.2 Acquired Companies.
     (a) List of Acquired Companies. Except as set forth on Schedule 4.2, none of the Acquired Companies owns, directly or indirectly, any capital stock or other equity securities of any corporation or has any direct or indirect equity or ownership interest in any other Person. Schedule 4.2 lists (i) each Acquired Company, the jurisdiction of incorporation or formation of each Acquired Company, and the authorized (in the case of capital stock) and outstanding capital stock or other equity interests of each Acquired Company (including the owners thereof) and (ii) each of the other entities in which the Acquired Companies own any equity interests. Each corporate Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and each other Acquired Company is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation. Each Acquired Company has all requisite corporate or other power and authority, as applicable, to own, lease, and operate its assets and properties and to carry on its business as now being conducted. No actions or proceedings to dissolve any Acquired Company are pending.
     (b) No Encumbrances. Except as otherwise indicated on Schedule 4.2, the outstanding capital stock or other equity interests of each Acquired Company is owned directly or indirectly by Sellers and is free and clear of all Encumbrances, other than (i) restrictions on transfer that may be imposed by federal or state securities laws, (ii) those that arise by virtue of any actions taken by or on behalf of Buyer or its Affiliates, (iii) the restrictions on transfer that may be imposed under the certificate of incorporation, bylaws, or other organizational documents of the Acquired Companies, or (iv) those that arise in respect of the Long-Term Debt and the Debt Documents as of the date hereof. All outstanding shares of capital stock of each corporate Acquired Company owned directly or indirectly by a Seller have been validly issued and are fully paid and nonassessable. All equity interests of each other Acquired Company owned directly or indirectly by Sellers have been validly issued and are fully paid. None of the shares of capital stock or other equity interests of any Acquired Company owned directly or indirectly by Sellers are subject to, or were issued in violation of, any preemptive or similar rights.
     (c) No Options. Except as set forth on Schedule 4.2, there are outstanding (i) no shares of capital stock or other equity securities of any Acquired Company, (ii) no securities of any Acquired Company convertible into or exchangeable for shares of capital stock or other equity securities of any Acquired Company, (iii) no options or other rights to acquire from Sellers or any Acquired Company, and no obligation of Sellers or any Acquired Company to issue or sell, any shares of capital stock or other equity securities, and (iv) no equity equivalent, interests in the ownership or earnings, or other similar rights of or with respect to any Acquired Company or any securities convertible into or exchangeable for such capital stock or equity securities. There are no outstanding
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obligations of Sellers or any Acquired Company to repurchase, redeem, or otherwise acquire any of the foregoing shares, securities, options, equity equivalents, interests, or rights.
     (d) Qualification. Each of the Acquired Companies is duly qualified or licensed to do business as a corporation, foreign corporation, limited partnership, or limited liability company, as applicable, and each of the Acquired Companies is in good standing in each of the jurisdictions set forth opposite its name on Schedule 4.2, which are all the jurisdictions in which the assets or property owned, leased, or operated by it or the conduct of its business requires such qualification or licensing, except jurisdictions in which the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     4.3 Charter and Bylaws. Sellers have made available to Buyer in the Data Site accurate and complete copies of each Acquired Company’s certificate of incorporation and bylaws (or equivalent organizational documents) as currently in effect and stock records of the Acquired Companies.
     4.4 Authority Relative to this Agreement. Each Seller has full corporate or limited liability company power and authority to execute, deliver, and perform this Agreement and the Related Agreements to which it is a party. The execution, delivery, and performance by each Seller of this Agreement and the Related Agreements, and the consummation by each Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or limited liability company action on the part of each Seller, and no other action on the part of any Seller or any Affiliate, shareholder, or member of any Seller is necessary to authorize such execution, delivery, and performance. This Agreement has been duly executed and delivered by each Seller and constitutes, and each Related Agreement executed or to be executed by each Seller has been, or when executed will be, duly executed and delivered by each Seller and constitutes, or when executed and delivered will constitute, valid and legally binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
     4.5 No Conflict. Assuming all consents, approvals, authorizations, and other actions described in Section 4.6 have been obtained and all filings and notifications listed on Schedule 4.6 have been made, except as set forth in Schedule 4.5, the execution, delivery, and performance by each Seller of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby or thereby do not and will not (x) violate or breach the certificate of incorporation or by-laws (or equivalent organizational documents) of such Seller or any Acquired Company, (y) violate or breach any Applicable Law binding upon such Seller or any Acquired Company or any of their respective assets or properties, or (z) violate or result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of any Acquired Company under, any note, bond,
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mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument relating to such assets or properties to which any Acquired Company is a party or by which any of such assets or properties is bound or affected, except in the case of clauses (y) and (z), as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect.
     4.6 Consents, Approvals, and Licenses. No consent, approval, authorization, license, order or Permit of, or declaration, filing or registration with, or notification to, any Governmental Entity, or any other Person, is required to be made or obtained by either Seller or any Acquired Company in connection with the execution, delivery and performance of this Agreement or the Related Agreements and the consummation of the transactions contemplated hereby or thereby, except: (a) as set forth on Schedule 4.6; (b) as necessary to comply with applicable requirements of the HSR Act; (c) where the failure to obtain such consents, approvals, authorizations, licenses, orders, or Permits of, or to make such declarations, filings, or registrations or notifications, would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect; and (d) as may be necessary as a result of any facts or circumstances relating solely to Buyer.
     4.7 Financial Statements and Reports.
     (a) Historical Financial Statements. Schedule 4.7(a) contains (i) unaudited combined balance sheets as of December 31, 2005 and September 30, 2006 of (a) the Pipeline Company and its consolidated subsidiaries and (b) the Storage Company and its consolidated subsidiaries, (ii) unaudited combined statements of income for the year ended December 31, 2005 and the nine-month period ended September 30, 2006 of (a) the Pipeline Company and its consolidated subsidiaries and (b) the Storage Company and its consolidated subsidiaries, and (iii) unaudited combined statements of cash flow of the Acquired Companies for the year ended as of December 31, 2005 and the nine-month period ended September 30, 2006 (collectively, the “Combined Financial Statements”). The Combined Financial Statements have been prepared in accordance with U.S. GAAP, except as set forth in the notes thereto. The Combined Financial Statements are consistent with the books and records of the Acquired Companies and fairly present, in all material respects, the financial position, results of operations, and cash flows of the Acquired Companies as of the dates and for the periods indicated.
     (b) Pro Forma Financial Statements. Schedule 4.7(b) contains the Combined Financial Statements (other than statements of cash flow) as adjusted to give pro forma effect to exclusion of the Excluded Assets, the Excluded Liabilities, the Excluded Subsidiaries (including any liabilities related thereto), and the following: in the case of the Combined Financial Statements of the Pipeline Company (i) the transfer and sale after the Balance Sheet Date but prior to the date of this Agreement by the Pipeline Company of ANR Capital Corporation and El Paso Great Lakes Company, L.L.C. and their respective subsidiaries in accordance with the terms of the GL Sale Agreement, (ii) the disposition after the Balance Sheet Date but prior to the date of this Agreement by the Pipeline Company of its equity ownership interests in each of the Excluded Subsidiaries, and (iii) the transactions specified in Section 6.3 and the other items disclosed in Schedule 4.8. The Combined Financial Statements adjusted in accordance
Purchase and Sale Agreement — Pipeline and Storage Businesses

with the preceding sentence are referred to herein as the “Pro Forma Combined Financial Statements.” The Pro Forma Combined Financial Statements have been prepared in accordance with U.S. GAAP subject to the assumptions, limitations, and notes set forth therein or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC, and subject to the pro forma adjustments specified in the notes thereto and excluding the statement of cash flows. The Pro Forma Combined Financial Statements are consistent with the books and records of the Acquired Companies and fairly present, in all material respects, the financial position and results of operations of the Acquired Companies as of the date and for the period indicated, subject to the pro forma adjustments set forth in the notes thereto.
     (c) Controls. ANR Pipeline has established and maintains disclosure controls and procedures (as such term is defined in rule 13a-15(e) or 15d-15(e) under the Exchange Act), and such disclosure controls and procedures are designed to ensure that material information relating to ANR Pipeline is made known to ANR Pipeline’s principal executive office and its principal financial officer by others within those entities. To Sellers’ knowledge, except as disclosed on Schedule 4.7(c), there are no significant deficiencies, including material weaknesses, in the design or operation of internal controls over the Acquired Companies’ financial reporting.
     (d) Reports. ANR Pipeline has filed all required forms, reports, and documents, and amendments thereto, with the SEC since January 1, 2005 (the “SEC Reports”), each of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports, and documents, and amendments thereto were filed. Except for ANR Pipeline, none of the Acquired Companies is required to file any forms, reports, or other documents with the SEC. The consolidated financial statements of ANR Pipeline included in the SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect on the dates such SEC Reports were filed. As of their respective filings dates, the SEC Reports, including any financial statements or schedules included or incorporated by reference therein, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that this sentence shall not be deemed to be a representation or warranty with respect to any forward looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) included or incorporated by reference in any of the SEC Reports.
     4.8 Absence of Material Changes. Except as disclosed on Schedule 4.8, as contemplated by the other provisions of this Agreement, or as would not, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect, since the Balance Sheet Date, (i) there has not been any adverse change in the assets, liabilities, business, operations, results of operation, or financial condition of the Acquired Companies, (ii) the businesses of the Acquired Companies have been conducted only in the ordinary course consistent with past practice, (iii) no Acquired Company has incurred any liability or entered into any agreement, in each case, outside the ordinary course of business consistent with past
Purchase and Sale Agreement — Pipeline and Storage Businesses

practice, (iv) no Acquired Company has suffered any unrepaired loss, damage, destruction, or other casualty to any of its property, plant, equipment, or inventories (whether or not covered by insurance), and (v) the Acquired Companies have not made any change in the compensation levels of their senior executives, any changes in the manner in which other Employees of the Acquired Companies are generally compensated, or any provision of additional or supplemental benefits for employees of the Acquired Companies generally, except normal periodic increases or promotions effected in the ordinary course of business consistent with past practice.
     4.9 Undisclosed Liabilities. No Acquired Company (other than any Related Company that is not required by U.S. GAAP to be consolidated on the financial statements of the Pipeline Company or the Storage Company) has any liability or obligation, except (i) liabilities or obligations reflected on the Pro Forma Consolidated Financial Statements, (ii) liabilities or obligations which have arisen since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) liabilities or obligations reflected on Schedule 4.9, (iv) liabilities or obligations with respect to Tax and environmental matters, which are addressed by the representations and warranties set forth in Sections 4.10 and 4.15(a), and (v) other liabilities or obligations which, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect. The Related Companies that are not required by U.S. GAAP to be consolidated on the financial statements of the Pipeline Company or the Storage Company do not have any liability or obligation (other than liabilities or obligations with respect to Tax and environmental matters, which are addressed by the representations and warranties set forth in Sections 4.10 and 4.15(a)) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
     4.10 Tax Matters. Except as disclosed on Schedule 4.10:
     (a) all material Tax Returns required to be filed by or with respect to the Acquired Companies (including consolidated, combined, or unitary Tax Returns in which the Acquired Companies are members) have been timely filed with the appropriate Taxing Authorities in all jurisdictions in which such Tax Returns are required to be filed;
     (b) such Tax Returns were correct and complete in all material respects, and all Taxes due and payable on such Tax Returns have been paid in full or adequate reserves (determined in accordance with U.S. GAAP) have been provided for on the Pro Forma Combined Financial Statements;
     (c) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any material Tax Returns filed by or with respect to any of the Acquired Companies;
     (d) none of the Tax Returns of or with respect to any of the Acquired Companies is currently being audited or examined by any Taxing Authority;
     (e) no material deficiency for any Income Taxes has been assessed with respect to any of the Acquired Companies that has not been abated, paid in full or adequately provided for on the Pro Forma Combined Financial Statements;
Purchase and Sale Agreement — Pipeline and Storage Businesses

     (f) there is no material dispute or material claim concerning any Tax liability of any Acquired Company claimed or raised by any Taxing Authority in writing;
     (g) all material Taxes that any Acquired Company is or was required to withhold or collect have been duly withheld or collected, and to the extent required, have been paid to the proper Taxing Authority;
     (h) no payments are due or will become due by any Acquired Company under any Tax sharing agreement or similar arrangement;
     (i) Schedule 4.10 contains complete and accurate, in all material respects, tax basis balance sheets of the Acquired Companies based on Tax reporting for the 2005 tax year and estimates as of the Balance Sheet Date;
     (j) the tax basis of all depreciable or amortizable assets, and the methods used in determining allowable depreciation or amortization (including cost recovery) deductions of the Acquired Companies, are correct and in compliance with the Code and regulations thereunder, in all material respects;
     (k) none of the Acquired Companies is required to indemnify any other party for Taxes owed by any other party;
     (l) each of the Acquired Companies (i) is a member of the consolidated group of which EPC is the common parent, (ii) has never been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was EPC) and (iii) has never had any Liability for the Taxes of any Person (other than as a member in a group the common parent of which was EPC) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;
     (m) none of the Acquired Companies is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law);
     (n) since May 14, 2002, none of the Acquired Companies has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was governed in whole or in part by Section 355 of the Code;
     (o) none of the Tax attributes of the Acquired Companies are subject to limitation under Section 382 of the Code, Section 383 of the Code or any other provision of the Code or any regulations promulgated under the Code;
     (p) none of the assets of the Acquired Companies constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the assets reflected on the Combined Financial Statements of the
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Acquired Companies is subject to a lease, safe harbor lease or other arrangement as a result of which the Acquired Companies is not treated as the owner for federal Income Tax purposes;
     (q) none of the Acquired Companies has engaged in a “reportable transaction” or “listed transaction” for U.S. federal Income Tax purposes or the equivalent under state or local law; and
     (r) there will not be any income recognized for federal or state Tax purposes after the Closing Date as a result of transactions occurring on or before the Closing Date involving the Acquired Companies that resulted in the realization of income for federal or state Tax purposes that was either deferred or suspended under consolidated, combined, affiliated, or unitary Tax principles.
     4.11 Compliance With Laws. The Acquired Companies are in compliance with all Applicable Laws (other than Applicable Environmental Laws, as to which Sellers’ sole representations and warranties are set forth in Section 4.15(a), and Taxes, as to which Sellers’ sole representations and warranties are set forth in Section 4.10), except (i) as disclosed on Schedule 4.11 or (ii) for noncompliance with such Applicable Laws that would not individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect. Neither Sellers, nor to Sellers’ knowledge, any of the Acquired Companies, (x) has, since January 1, 2004, received written notice of any material violation of any Applicable Law (other than Applicable Environmental Laws, as to which Sellers’ sole representations and warranties are set forth in Section 4.15(a), and Taxes, as to which Sellers’ sole representations and warranties are set forth in Section 4.10), other than such notices that have been resolved with the applicable Governmental Entity without any liability or cost related thereto after the Closing Date, or (y) is in default, in any material respect, under any material judgment, order, writ, injunction, or decree of any Governmental Entity applicable to the Acquired Companies or any of their respective assets, properties, or operations.
     4.12 Legal Proceedings. Except as disclosed on Schedule 4.12, there are no material Proceedings pending, or to the knowledge of Sellers, threatened against or involving any Acquired Company or any properties of any Acquired Company. Except (i) as disclosed on Schedule 4.12 and (ii) for judgments, orders, writs, injunctions, and decrees issued by FERC or the MPSC, no Acquired Company is subject to any material judgment, order, writ, injunction, or decree of any Governmental Entity. Except as disclosed on Schedule 4.12, no Acquired Company is subject to any judgment, order, writ, injunction, or decree issued by FERC or the MPSC that would, individually or in the aggregate, have, or reasonably be expected to have, a Material Adverse Effect. Except as disclosed on Schedule 4.12, there are no Proceedings pending or, to the knowledge of Sellers, threatened seeking to restrain, prohibit, or obtain damages or other relief from Sellers or the Acquired Companies in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby.
     4.13 Acquired Company Agreements.
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     (a) List of Agreements. Set forth on Schedule 4.13 is a list of the following agreements and contracts to which any Acquired Company is a party or by which any Acquired Company is otherwise bound:
     (i) any commitment, agreement or purchase order that could, in accordance with its terms, involve aggregate payments by any Acquired Company of more than $5,000,000 within the remaining term of such agreement;
     (ii) any note, loan, evidence of indebtedness, letter of credit or guarantee of the indebtedness or performance of any obligations of another Person that could involve aggregate payments by any Acquired Company of $5,000,000 or more;
     (iii) any lease, including the term of such lease, under which an Acquired Company is the lessor or lessee of real or personal property, which lease either (A) (1) cannot be terminated by any Acquired Company without penalty upon not more than 180 calendar days’ notice and (2) involves an annual base rental during calendar year 2005 or 2006 in excess of $2,000,000 or base rental over its term in excess of $5,000,000 or (B) is a surface or subsurface storage lease with a Third Party that is used in or related to the Acquired Companies’ storage businesses and the loss of which could materially interfere with the operations of the Acquired Companies, as presently conducted;
     (iv) any contracts or agreements containing covenants limiting the freedom of any Acquired Company or any Acquired Company and its Affiliates after the Closing Date, in any material respect, to engage in any line of business or compete with any Person;
     (v) any contracts or agreements that grant to any Person any right of first refusal, right of first offer, or participation right in any material future business or business opportunity or expansion of any Acquired Company;
     (vi) any employment agreement that provides for (A) continued employment with, or retention by, any Acquired Company or (B) any payments due or payable by the Acquired Companies as a result of this Agreement or the consummation of the transactions contemplated by this Agreement;
     (vii) any pending sale or lease of real or personal property of any Acquired Company (other than sales of natural gas, natural gas liquids, or other items of inventory in the ordinary course of business) in excess of $5,000,000;
     (viii) any gas purchase contracts, gas sales contracts, gas processing agreements, transportation agreements, natural gas liquids sales contracts, storage agreements and gathering agreements involving payments to or from any Acquired Company during calendar year 2006 in excess of $5,000,000;
     (ix) any contract requiring a capital expenditure or a commitment for a capital expenditure in excess of $5,000,000;
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     (x) any material obligation to make future payments, contingent or otherwise, arising out of or relating to the acquisition or disposition of any business, assets, or stock of any Acquired Company or of any other Person by any Acquired Company;
     (xi) any joint venture, joint development, or partnership agreement;
     (xii) any natural gas or other futures or options trading agreements or any price swaps, hedges, or futures instruments involving payments to or from any Acquired Company during 2006 in excess of $5,000,000;
     (xiii) documents granting any power of attorney with respect to the material affairs of any of the Company Subsidiaries;
     (xiv) agreements that have obligations of the Acquired Companies after the Closing Date relating to the issuance of any securities or ownership interests of the Acquired Companies or the granting of any registration rights with respect thereto;
     (xv) any operational balancing agreement relating to the gas volumes of any Acquired Company and involving payments to or from any Acquired Company in excess of $5,000,000 within the remaining term of such agreement; and
     (xvi) any material agreement between any Acquired Company, on the one hand, and a Seller or any Affiliate of a Seller (other than an Acquired Company), on the other hand, other than (A) agreements that will be terminated at or prior to the Closing under Section 6.1(x) and with respect to which the Acquired Companies shall have no obligations or liabilities after the Closing and (B) bona fide arms’ length agreements with respect to the purchase, sale, transportation, or storage of natural gas, including operational balancing and measurement agreements; and
     (xvii) all material amendments, modifications, extensions or renewals of any of the foregoing.
     (b) No Violations. Except as disclosed in Schedule 4.13, no Acquired Company is in material breach or material violation of, or material default under, any of the Scheduled Contracts. Each Scheduled Contract is, in all material respects, a valid agreement, arrangement, or commitment of the Acquired Company which is a party thereto, enforceable against the Acquired Company in accordance with its terms and, to the knowledge of Sellers, is, in all material respects, a valid agreement, arrangement, or commitment of each other party thereto, enforceable against such party in accordance with its terms, except in each case (i) where enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting creditors’ rights generally and except where enforceability is subject to the application of equitable principles or remedies or (ii) where such Scheduled Contract has expired or been terminated by its terms. True and
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complete electronic copies of the Scheduled Contracts were made available to Buyer on the Data Site.
     4.14 Employee Plans and Labor Matters.
     (a) Disclosure. Sellers have heretofore provided to Buyer or made available on the Data Site (i) a true and complete copy of each material Company Employee Plan (each of which is listed on Schedule 4.14(a)) and any accompanying summary plan description, (ii) each trust agreement relating to such Company Employee Plan, (iii) the most recent IRS Form 5500 for such Company Employee Plan, and (iv) the most recent determination letter issued by the IRS with respect to any ERISA Plan intended to be qualified under Section 401(a) of the Code.
     (b) ERISA. (i) Except as set forth in Schedule 4.14(b), none of the ERISA Plans, is a “multiemployer pension plan,” as described in Section 3(37) of ERISA, or a “multiple employer pension plan,” as defined in Section 4063 of ERISA, and (ii) no material liability under Title IV of ERISA has been incurred by the Acquired Companies or any ERISA Plan that has not been satisfied in full, other than liability for premiums that are not yet due and payable to the Pension Benefit Guaranty Corporation. No ERISA Plan has an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA and Section 412 of the Code). Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all contributions which any Acquired Company is required to pay under the terms of each of the Company Employee Plans and Section 412 of the Code, and all such amounts properly accrued through the date of this Agreement with respect to the current plan year thereof have been paid by the Acquired Companies on or prior to the date of this Agreement or have been properly recorded on the Combined Financial Statements.
     (c) Qualification. Each ERISA Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it is so qualified, and to Sellers’ knowledge, nothing has occurred since the date of such letter to adversely affect the qualified status of each such plan. Except as set forth on Schedule 4.14(c), in the context of the transaction contemplated by this Agreement, none of the Company Employee Plans or any other plan, program, or arrangement of the Acquired Companies would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. Each ERISA Plan has been operated in all material aspects in accordance with its terms and the requirements of Applicable Law. To the knowledge of Sellers, there have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any ERISA Plan to which either of those sections may apply that could reasonably be expected to result in a material liability to any of the Acquired Companies.
     (d) Labor Matters. Except as set forth in Schedule 4.14(d), none of the Acquired Companies is or has been during the past three years (i) a party to, or bound by, any collective bargaining agreement with a labor union or labor organization, or (ii) the subject of any formal proceeding asserting that any Acquired Company has committed an
Purchase and Sale Agreement — Pipeline and Storage Businesses

unfair labor practice or is seeking to compel it to bargain with any labor organization as to wages or conditions of employment. To the knowledge of Sellers, there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to Employees of any Acquired Company. There is no pending or, to the knowledge of Sellers, threatened grievance, arbitration demand, charge, complaint, or other legal action against any Acquired Company by the National Labor Relations Board (the “NLRB”) or any comparable agency of any state of the United States. None of the Acquired Companies has taken any action with respect to the transactions contemplated hereby that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification (WARN) Act of 1989 or that could otherwise trigger any notice requirement or liability under any local or state plant closing notice law.
     (e) No Plan Liability. The Acquired Companies will not have any liability after the Closing with respect to any litigation, if any, pending as of the Closing with respect to (i) the El Paso Corporation Retirement Savings Plan, (ii) the El Paso Corporation Cash Balance Plan, and (iii) any multiemployer pension plan under Subtitle E of Title IV of ERISA listed on Schedule 4.14(e).
     4.15 Environmental and Pipeline Matters.
     (a) Environmental Matters. Except as set forth on Schedule 4.15(a), (i) the Acquired Companies and their respective operations are in compliance with all Applicable Environmental Laws in all material respects, (ii) none of the Acquired Companies is the subject of any outstanding order or judgment from a Governmental Entity under Applicable Environmental Laws requiring remediation or payment of a fine in an amount in excess of $5,000,000, individually or in the aggregate, (iii) since January 1, 2004, neither Sellers nor the Acquired Companies have received any written notice of any material liability or material violation by any Governmental Entity under any Applicable Environmental Law, other than such notices that have been resolved with the applicable Governmental Entity without any liability or cost related thereto after the Closing Date, and (iv) except for actions or conditions which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of Sellers, no condition exists on any property currently owned or leased by the Acquired Companies which would subject any Acquired Company or such property to any remedial obligations or liabilities (including liabilities to Third Parties or to private tort plaintiffs) under any Applicable Environmental Laws that does not have an adequate reserve (as determined in accordance with U.S. GAAP) on the Pro Forma Combined Financial Statements.
     (b) Pipeline Matters. As of the date of this Agreement, except as set forth on Schedule 4.15(b), there have been no ruptures of any pipelines or related facilities of the Acquired Companies resulting in significant injury, loss of life, or material property damage, except to the extent that any liabilities or costs arising as a result of such pipeline ruptures have been substantially resolved so that Sellers do not reasonably expect that the Acquired Companies will incur material liabilities or material costs related thereto after the Closing Date.
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     4.16 Insurance. Set forth on Schedule 4.16(i) is a list of all Acquired Company Insurance Policies. No Acquired Company maintains any insurance policy with respect to its own assets or operations or with respect to the assets or operations of any other Acquired Company. All premiums due and payable with respect to the Acquired Company Insurance Policies have been timely paid. No notice of cancellation of, or indication of an intention not to renew, any Acquired Company Insurance Policy has been received by Sellers or any Acquired Company. Set forth on Schedule 4.16(ii) is an accurate and complete list of all pending claims in excess of $1,000,000 made by, or related to, the Acquired Companies under any of the Acquired Company Insurance Policies, including the following information with respect to each accident, loss, or other event: (i) the identity of the claimant; (ii) the date of the occurrence; (iii) the status as of the report date and (iv) the amounts paid or expected to be paid or recovered.
     4.17 Title to Property and Assets. Except (i) for the Excluded Assets and (ii) as shown in Schedule 4.17, each of the Acquired Companies has good and valid title to its material property interests and the material assets used or necessary to conduct the business of the Acquired Company as presently conducted, free and clear of Encumbrances, other than Permitted Encumbrances.
     4.18 Intellectual Property Rights. Except for the assets described in Section 7.9 or listed on Schedule 7.9, and excluding commercially available computer software that is used in the business and operations of the Acquired Companies without being materially customized or adapted by the Acquired Companies, to the knowledge of Sellers, (i) the Acquired Companies own or have the right to use under a license, sublicense, other agreement all material intellectual property necessary for the businesses conducted by the Acquired Companies, (ii) each item of material intellectual property owned or used by the Acquired Companies as of the Balance Sheet Date will be in all material respects owned or available for use by the Acquired Companies on substantially the same terms and conditions immediately subsequent to the Closing, (iii) such material intellectual property is not the subject of any Encumbrance or claim of license or ownership of any Third Party that would materially adversely effect the Acquired Companies’ rights in, or ability to use or exploit, such intellectual property, (iv) since January 1, 2004, the Acquired Companies have not received any written notice, claim, or demand alleging any misappropriation or infringement of any material intellectual property rights of Third Parties, (v) the Acquired Companies have not engaged in any conduct, or omitted to perform any necessary act, the result of which is reasonably likely to invalidate or adversely affect the enforceability of any material intellectual property rights, and (vi) there is no infringement, misappropriation, or improper use of the Acquired Companies’ rights in such material intellectual property by any Third Party.
     4.19 Permits. Each Acquired Company possesses all Permits necessary for it to own its assets and operate its business as currently conducted except where the failure to hold any such Permit does not constitute a Material Adverse Effect on the Acquired Companies taken as a whole. All such Permits are in full force and effect, and except as reflected in Schedule 4.19, none of the Acquired Companies has received any written notifications concerning violations of any such Permits, and there are no Proceedings pending or, to the Company’s knowledge, threatened before any Governmental Entity, arbitrator, or mediator that seek the revocation, cancellation, suspension, or adverse modification thereof, except for such matters as would not have, individually or in the aggregate, a Material Adverse Effect.
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     4.20 Regulatory Matters. Except as shown on Schedule 4.20, each of the Acquired Companies is in compliance, in all material respects, with (i) all applicable provisions of the Natural Gas Act (the “NGA”) and (ii) all applicable orders and regulations of FERC that pertain to the business or operations of that Acquired Company. Except as shown on Schedule 4.20, the Acquired Companies, as may be applicable, also are in compliance in all material respects with all of the Michigan Public Services Commission’s (“MPSC”) orders, regulations, and authorizing or enabling statutes that pertain to the business or operations of the Acquired Companies. Except as shown on Schedule 4.20, no approval of FERC or of the MPSC is required in connection with execution of this Agreement by Sellers or the consummation of the transactions contemplated hereby with respect to Sellers or the Acquired Companies.
     4.21 Bank Accounts. Set forth on Schedule 4.21 are (i) the names of each bank or other financial institution with which any Acquired Company (other than the Related Companies) maintains an account with an average balance in excess of $100,000 since January 1, 2005 and (ii) a description of each such account, including account number, branch (if applicable), and authorized signatories.
     4.22 Brokerage Fees. Except as set forth on Schedule 4.22, neither Seller nor any of their Affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby for which Buyer or any Acquired Company shall have any responsibility or liability.
     4.23 Transactions with Directors, Officers, and Employees. Except as set forth on Schedule 4.23 and except for bona fide transactions in the ordinary course of business consistent with past practice, since December 31, 2004, there have been no transactions between any Acquired Company and any director, officer, employee, stockholder, member, or other “affiliate” (as such term is defined in Rule 405 under the Securities Act) of any such Acquired Company or Sellers, including loans, guarantees or pledges to, by or for any Acquired Company from, to, by or for any of such Persons (other than the Guarantees).
     4.24 Long-Term Debt. The Acquired Companies have no other indebtedness for borrowed money that would be treated as long-term debt under U.S. GAAP other than the Long-Term Debt and the Ren-Cen Note. Set forth on Schedule 4.24 is the principal amount outstanding under each of the items listed in the definition of Long-Term Debt (on a per item basis) as of the date hereof.
     4.25 GL Sale Agreement. Attached as Schedule 4.25 is a true and complete copy of the GL Sale Agreement. The transactions contemplated by the GL Sale Agreement have been consummated in accordance with the terms of the GL Sale Agreement (without any amendments thereto or waivers thereunder) prior to the date of this Agreement.
     4.26 Limitations. Except as and to the extent set forth in this Agreement, Sellers make no representations or warranties whatsoever to Buyer and hereby disclaim all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its representatives (including any opinion, information, projection, or advice that may have been or may be
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provided to Buyer by any director, officer, employee, agent, consultant, or representative of Sellers or any Affiliate thereof, including those on the Data Site or in the Confidential Memorandum dated September 2006). Sellers make no representations or warranties to Buyer regarding the probable success or profitability of the businesses of the Acquired Companies. With respect to any Related Company that is not operated by an Affiliate of Sellers, the representations and warranties made in this Article 4 as to such Related Company shall be limited to the knowledge of Sellers.
Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Sellers as follows:
     5.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
     5.2 Authority Relative to This Agreement. Buyer has full corporate power and corporate authority to execute, deliver, and perform this Agreement and any Related Agreements to which it is a party. The execution, delivery, and performance by Buyer of this Agreement and such Related Agreements and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Buyer, and no other action on the part of Buyer or any Affiliate or shareholder of Buyer is necessary to authorize such execution, delivery, and performance. This Agreement has been duly executed and delivered by Buyer and constitutes, and each such Related Agreement executed or to be executed by Buyer has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
     5.3 No Conflict. Assuming all consents, approvals, authorizations, and other actions described in Section 5.4 have been obtained and all filings and notifications listed in Section 5.4 have been made, the execution, delivery and performance of this Agreement and the Related Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby or thereby do not and will not (a) violate or breach the certificate of incorporation or by-laws of Buyer (b) violate or breach any Applicable Law binding upon Buyer, or (c) violate or result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Buyer under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties to which Buyer is a party or by which any of such assets or properties is bound or affected, except in the case of clauses (y) and (z) as would not, individually or in the aggregate, reasonably be expected to materially impede or delay Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
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     5.4 Consents, Approvals, and Licenses. No consent, approval, authorization, license, order, or Permit of, or declaration, filing, or registration with, or notification to, any Governmental Entity, or any other Person, is required to be made or obtained by Buyer or any of its Affiliates in connection with the execution, delivery, and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby or thereby, except (a) as set forth in Schedule 5.4, (b) as may be necessary as a result of any facts or circumstances relating solely to either of Sellers or the Acquired Companies, (c) necessary to comply with applicable requirements of the HSR Act, (d) where the failure to obtain such consent, approval, authorization, license, order, or Permit, or to make such declaration, filing, registration or notification would not, individually or in the aggregate, reasonably be expected to materially impede or delay Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
     5.5 Available Funds. At the Closing, Buyer will have sufficient cash or other sources of immediately available funds to enable it to pay the full Purchase Price to Sellers when required hereunder.
     5.6 Investment Intent; Investment Experience; Restricted Securities. Buyer is acquiring the Purchased Interests for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof. In acquiring the Purchased Interests, Buyer is not offering or selling, and will not offer or sell, for Sellers in connection with any distribution of the Purchased Interests, and Buyer does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. Buyer acknowledges that it is able to understand and appreciate the businesses conducted by the Acquired Companies, can bear the economic risk of its investment in the Purchased Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchased Interests. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Buyer understands that the Purchased Interests will not have been registered under the Securities Act or any applicable state securities laws, that the Purchased Interests will be characterized as “restricted securities” under federal securities laws and that under such laws and applicable regulations the Purchased Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
     5.7 Legal Proceedings. There are no Proceedings pending against Buyer or its Affiliates or, to the knowledge of Buyer, threatened against Buyer or its Affiliates seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.
     5.8 Brokerage Fees. Neither Buyer nor any of its Affiliates has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement or the transactions contemplated hereby for which Sellers or their Affiliates will have any responsibility or liability.
     5.9 Independent Investigation. Buyer hereby acknowledges and affirms that it has completed its own independent investigation, analysis, and evaluation of the Acquired
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Companies, that it has made all such reviews and inspections of the businesses, assets, results of operations, condition (financial or otherwise), liabilities, and prospects of the Acquired Companies as it has deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on its own independent investigation, analysis, and evaluation of such matters and the Acquired Companies and on the representations and warranties expressly set forth in this Agreement and in the Related Agreements.
Article 6
CONDUCT OF ACQUIRED COMPANIES PENDING CLOSING
     Sellers hereby covenant and agree with Buyer as follows:
     6.1 Conduct and Preservation of the Acquired Companies. Except as provided in this Agreement and Schedule 6.2 or as consented to in writing by Buyer (which consent will not be unreasonably withheld, delayed, or conditioned), during the period from the date hereof to the Closing, Sellers shall (to the extent it affects the Acquired Companies) and shall cause each Acquired Company (other than the Related Companies) and shall use commercially reasonable efforts to cause each of the Related Companies to: (i) conduct its operations in all material respects according to its ordinary course of business consistent with past practice and in compliance with all Applicable Laws; (ii) use commercially reasonable efforts to preserve, maintain, and protect in all material respects its assets, rights and properties; (iii) keep the Acquired Company Insurance Policies in effect through the Closing; and (iv) comply in all material respects with the licenses and terms and conditions of service provided by FERC, the MPSC, or any other permitting or regulatory agency.
     Notwithstanding the foregoing, (w) Sellers and the Acquired Companies shall not be required to make any payments or enter into or amend any contractual agreements, arrangements, or understandings to satisfy the foregoing obligation unless such payment or other action is required or consistent with past practice, (x) Sellers and the Acquired Companies shall terminate the contracts described in Schedule 6.1(a) and any other intercompany financial arrangement between one of the Acquired Companies, on the one hand, and Sellers or their Affiliates (other than the Acquired Companies), on the other hand, on or prior to the Closing Date, (y) the Acquired Companies shall assign to Sellers or their Affiliates (other than the Acquired Companies) the contracts described in Schedule 6.1(b), and subject to Section 6.3(b), the Acquired Companies shall be irrevocably and unconditionally released from liabilities and obligations thereunder, and (z) subject to Sellers’ obligations under Sections 6.2 and 6.3, Sellers and the Acquired Companies shall be entitled to increase or decrease the Cash Pool Program Amount under the El Paso Cash Pool Program, but any increase thereto shall only be made on the last day of a month (it being understood and agreed that, from and after the date hereof, Sellers shall not cause or otherwise permit any “cash sweeps,” loans, dividends, payments or other distributions from any Acquired Company to Sellers or any of their Affiliates (other than the Acquired Companies) to occur under the El Paso Cash Pool Program on any day other than the last business day of a month, unless such day is the Closing Date, in which case no such “cash sweeps,” loans, dividends, payments, or other distributions shall be made).
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     6.2 Restrictions on Certain Actions. Without limiting the generality of Section 6.1, and except as set forth in Schedule 6.2, during the period between the date hereof and the Closing, Sellers shall not (to the extent it affects the Acquired Companies) and shall not permit any Acquired Company (other than the Related Companies), and shall use commercially reasonable efforts to not permit any Related Company, in each case without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed, or conditioned, to:
     (a) amend its charter or bylaws or other governing instruments or organizational documents;
     (b) (i) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any shares of its capital stock of any class or any other securities or equity equivalents; or (ii) amend any of the terms of any such securities outstanding as of the date hereof;
     (c) (i) split, combine, or reclassify any shares of its capital stock or other equity interests; (ii) except for the dividends required or permitted by Section 6.1(z) and Section 6.3(c), declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) except for the Note Redemption or the Consent Solicitation, repurchase, redeem or otherwise acquire any of its securities; or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of any Acquired Company;
     (d) except for any indebtedness of Jackson Pipeline incurred in the ordinary course of business consistent with past practice and except for Replacement Debt, create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person or make any loans, advances, or capital contributions to, or investments in, any other Person;
     (e) (i) except as may be required by Applicable Law, enter into, adopt or make any material amendments to or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance, collective bargaining agreement or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee; (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Acquired Companies, taken as a whole, increase the benefits or compensation to any director or employee of the Acquired Companies; (iii) increase the benefits or compensation with respect to an officer of the Acquired Companies; (iv) pay to any director, officer or employee any benefit not required by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof; (v) terminate without cause or transfer any Employee or hire any person on behalf of the Acquired Companies, except individuals that as of the date hereof are either being interviewed or with respect to whom
Purchase and Sale Agreement — Pipeline and Storage Businesses

an offer of employment is pending; (vi) terminate without cause or transfer any Selected Employee; or (vii) terminate without cause or transfer any Listed Employee prior to January 31, 2007;
     (f) acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice, or any assets that, individually or in the aggregate, have a value of more than $5,000,000;
     (g) acquire (by merger, consolidation, or acquisition of stock or assets, or otherwise) any corporation, partnership, or other business organization or division thereof;
     (h) make any capital expenditure or expenditures in excess of the amounts set forth in the capital expenditures budget set forth as Schedule 6.2(h), other than reasonable expenditures in excess thereof made by any Acquired Company in connection with any emergency or other force majeure events affecting such Acquired Company;
     (i) pay, discharge, or satisfy any material claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction of Excluded Liabilities on or prior to the Effective Date or payment, discharge, or satisfaction in the ordinary course of business consistent with past practice, or in accordance with their terms, of liabilities reflected in the Pro Forma Combined Financial Statements or incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice; and
     (j) amend, modify, or change in any material respect any Scheduled Contract, or enter into any new agreement or contract that would constitute a Scheduled Contract, except as required by Section 6.1(x) and (y) or to the extent Sellers reasonably believe that the Acquired Companies are required to amend, modify, or change any Scheduled Contract, or enter into any new agreement or contract that would constitute a Scheduled Contract, in each case in order to comply with obligations under such Scheduled Contracts existing as of the date hereof or to comply with Applicable Laws, including a regulation of or tariff filed with FERC or the MPSC;
     (k) change in any material respect any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in U.S. GAAP (it being understood that any such change in U.S. GAAP shall be ignored for purposes of calculating the Adjusted Working Capital as of the Effective Date);
     (l) other than filings related to the capital expenditures listed on Schedule 6.2(h), make any material filings or submit any material document or material information to FERC, the MPSC, or any other permitting or regulatory agency;
     (m) deposit into the El Paso Cash Pool Program any amount of cash or cash equivalents constituting the proceeds of insurance received or receivable by any of the Acquired Companies, to the extent same would be deducted from the calculation of Adjusted Working Capital under clause (6) of the second sentence of Section 2.5(f) if Adjusted Working Capital was being calculated as of the date of such determination; or
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     (n) commit or otherwise agree to do any of the foregoing;
provided, however, that nothing contained in this Agreement shall give to Buyer, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to Closing. Prior to Closing, the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their operations.
     6.3 8 7/8% Notes; Elimination of Intercompany Amounts; Termination of Cash Pool Program Amount; Dividends.
     (a) 8 7/8% Notes. On or prior to the close of business on January 16, 2007, Sellers shall furnish to Buyer a Notice of Sellers’ election to cause ANR Pipeline either (i) to give notice of Sellers’ election to use cash on hand or funds available under the El Paso Cash Pool Program to redeem the full principal amount of the 8 7/8% Notes outstanding, together with all accrued and unpaid interest due thereon to the redemption date and the applicable redemption premium (the “Note Redemption”), or (ii) to commence a consent solicitation, which may be done alone or in connection with a tender offer, with respect to the outstanding 8 7/8% Notes soliciting the consent of the requisite holders of 8 7/8% Notes (the “Holders”) to eliminate Sections 3.07 through 3.10 from the 8 7/8% Indenture (the “Consent Solicitation”). If ANR Pipeline pursues the Note Redemption, Sellers shall deliver to Buyer copies of any notices, information, documents, or other materials relating to the Note Redemption (collectively, the “Note Redemption Documents”) not less than 5 days prior to the date on which the applicable Note Redemption Document is to be delivered to the Trustee, the Holders, or any other Person. If ANR Pipeline pursues the Consent Solicitation, Sellers shall cause ANR Pipeline to commence such Consent Solicitation as promptly as practicable and shall deliver to Buyer copies of each notice, information, solicitation, document, or other material relating to the Consent Solicitation and the supplement to the 8 7/8% Indenture (the “Consent Amendment”) that will be executed to effect the elimination of Sections 3.07 through 3.10 from the 8 7/8% Indenture (collectively, the “Consent Documents”) not less than 5 days prior to the date on which the applicable Consent Document is to be delivered to the Holders, the Trustee, or any other Person. All Note Redemption Documents or Consent Documents, as the case may be, shall be subject to Buyer’s approval, which shall not be unreasonably withheld, delayed, or conditioned. Notwithstanding anything in this Agreement to the contrary, in order to fund the amounts payable by ANR Pipeline with respect to the Note Redemption or the Consent Solicitation, ANR Pipeline may incur indebtedness in an original principal amount equal to the full principal amount of the 8 7/8% Notes, in the case of the Note Redemption, or the amount necessary to consummate the Consent Solicitation, in the case of the Consent Solicitation (such indebtedness, the “Replacement Debt”), provided that such Replacement Debt shall permit ANR Pipeline to repay the same in whole prior to the Closing and shall not contain any terms or conditions that are inconsistent with, or cause Sellers to breach, the terms and conditions of this Agreement. Sellers unconditionally undertake and agree that (i) the Note Redemption or the Consent Amendment shall be completed prior to the close of business on February 27, 2007 and (ii) any Replacement Debt, including all accrued but unpaid interest thereon through and including the repayment date and all other fees, expenses, penalties and charges related thereto that have not been paid prior to such date
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(collectively, the “Replacement Debt Repayment Amount”), shall be repaid in full prior to the Closing, and the Acquired Companies shall have no obligations or liabilities with respect thereto after the Closing.
     (b) Elimination of Intercompany Amounts. Effective on or prior to the Effective Date, Sellers shall take all actions necessary or appropriate to cause all intercompany accounts (other than imbalances that are to be settled with in-kind gas volumes in accordance with the terms of existing operational balancing agreements in effect as of the date hereof) or notes receivable due from EPC or any of its direct or indirect wholly owned subsidiaries (other than the Acquired Companies) to any of the Acquired Companies (other than the Related Companies) and all intercompany accounts (other than imbalances that are to be settled with in-kind gas volumes in accordance with the terms of existing operational balancing agreements in effect as of the date hereof) or notes payable of any of the Acquired Companies (other than the Related Companies) to EPC or any of its direct or indirect subsidiaries (other than the Acquired Companies) to be settled or eliminated (which may include netting receivables against payables).
     (c) Termination of Cash Pool Program Amount. Effective on or prior to the Closing Date, after giving effect to the actions specified in clauses (a) and (b) above, EPC and its subsidiaries (other than the Acquired Companies) shall take all actions necessary or appropriate (i) to pay in full the aggregate unpaid Cash Pool Program Amount as of the Effective Date to the Acquired Companies under the El Paso Cash Pool Program and, upon such payments, to cancel the El Paso Cash Pool Program and irrevocably and unconditionally release and discharge the Acquired Companies from any obligations or liabilities thereunder, (ii) to cause the Storage Company to pay a dividend to EPC of an amount in cash equal to the payment received by the Storage Company under clause (c)(i) of this Section 6.3, and (iii) to cause ANR Pipeline to pay a dividend to the Pipeline Company, and the Pipeline Company to pay a dividend to EP CNG, of an amount in cash equal to the sum of the payment received by the ANR Pipeline under clause (c)(i) of this Section 6.3 and the purchase price paid by Seafarer US Pipeline System, Inc. at the closing of the purchase and sale under the GL Sale Agreement, less the Replacement Debt Repayment Amount outstanding as of the date calculations are being made pursuant to this sentence (all such cash, the “Excluded Cash”). It is understood and agreed that the amount of the payments to the Storage Company and the Pipeline Company under clause (c)(i) of this Section 6.3 shall be equal to the aggregate unpaid Cash Pool Program Amount as of the Effective Date and that, between the Effective Date and the Closing Date, Sellers shall not cause or otherwise permit any “cash sweeps,” loans, dividends, payments or other distributions from any Acquired Company to Sellers or any of their Affiliates (other than the Acquired Companies) to occur under the El Paso Cash Pool Program.
     (d) Ren-Cen Matters. Prior to the Closing Date, Sellers shall take all actions necessary or appropriate to cause all of the liabilities and obligations of ANR Pipeline or any other Acquired Company with respect to any of the following to be transferred and assumed by an Affiliate of Sellers (other than the Acquired Companies): (i) the Ren-Cen Note; (ii) the Base Rent B payable by ANR Pipeline to ANR Real Estate under the Assignment and Partial Assumption of Leases and Contracts, and Consent of Operating
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Lessor Agreement, dated as of November 1, 2001 (the “Lease Assignment Agreement”), between ANR Pipeline and Riverfront Holdings Phase II, Inc. and General Motors Corporation, as the obligations of ANR Pipeline under the Lease Assignment Agreement are affected by that certain Letter Agreement, dated November 1, 2001, from LMC Resources Capital Limited Partnership to ANR Pipeline and ANR Real Estate; (iii) the “Retained Obligations” as such term is defined in Section 2 of the Restated Lease Assignment Agreement referred to in clause (ii) above; and (iv) any other liability or obligation arising from or related to any of the foregoing matters or any of the assets described in the next sentence. Prior to the Closing Date, Sellers shall take all actions necessary or appropriate to cause ANR Pipeline to transfer to an Affiliate of Sellers (other than the Acquired Companies) (i) the preferred stock in Riverfront Holdings Phase II, Inc. that ANR Pipeline owns and (ii) the receivable of ANR Pipeline under the Interest Savings Agreement, dated as of November 1, 2001, between ANR Pipeline and LMC Resources Capital Limited Partnership relating to the prior transactions with Riverfront Holdings Phase II, Inc. All agreements, contracts, obligations, liabilities, assets and other arrangements related to or arising from the matters described in this Section 6.3(d) are referred to herein as the “Ren-Cen Matters”.
Article 7
ADDITIONAL AGREEMENTS
7.1 Access to Information and Confidentiality.
     (a) Access. Between the date hereof and the Closing, Sellers (i) shall give, and cause the Acquired Companies (or, if Sellers do not have the right to do so with respect to any Related Company, Sellers shall use commercially reasonable efforts to cause such Related Company to give) to give, Buyer and its authorized representatives reasonable access, during regular business hours and upon reasonable advance Notice, to such employees, plants, pipelines, and other facilities, and such books and records, of the Acquired Companies and Sellers, as are reasonably necessary to allow Buyer and its authorized representatives to make such inspections as they may reasonably require to verify the accuracy of any representation or warranty contained in this Agreement or as they may reasonably require for the transition of the ownership of the Acquired Companies from Sellers to Buyer and (ii) shall cause officers of the Acquired Companies to furnish Buyer and its authorized representatives with such financial and operating data and other information with respect to the Acquired Companies as Buyer may from time to time reasonably request. With respect to any Related Company not operated by an Affiliate of Sellers, Sellers shall use commercially reasonable efforts to cause the operator of such Related Company to comply with the preceding sentence. Sellers shall have the right to have a representative present at all times during any such inspections, interviews, and examinations conducted at or on the offices or other facilities or properties of Sellers or the Acquired Companies. Additionally, between the date hereof and the Closing, Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Buyer shall have no right of access to, and Sellers shall have no obligation to provide to Buyer (collectively, the “Excluded Information”), (1) bids received from others in connection with the transactions contemplated by this Agreement and information and analysis
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(including financial analysis) relating to such bids, (2) any information the disclosure of which Sellers have concluded, based on the advice of legal counsel, is reasonably likely to jeopardize any privilege available to any Acquired Company or Sellers relating to such information or to cause either Seller or any Acquired Company or any of their Affiliates to breach a confidentiality obligation, provided that Sellers shall use commercially reasonable efforts to obtain a waiver of any such confidentiality obligations, and (3) information the disclosure of which Sellers have reasonably concluded may jeopardize performance of Sellers’ obligations under antitrust laws and the HSR Act to maintain the competitive operations of the Acquired Companies as separate from Buyer, and free of consultation or coordination with Buyer until Closing; provided that Sellers shall take all reasonable measures to disclose such information on a limited basis in a manner permissible under antitrust laws and the HSR Act and such information shall not be deemed to be Excluded Information after Closing. Buyer further agrees that if either Seller or an Acquired Company inadvertently furnishes to Buyer copies of or access to Excluded Information, Buyer will, upon either Seller’s request promptly return same to such Seller or such Acquired Company together with any and all extracts therefrom or notes pertaining thereto (whether in electronic or other format). Buyer shall indemnify, defend, and hold harmless Sellers and their Affiliates from and against any Losses asserted against or suffered by the Sellers Indemnitees relating to, resulting from, or arising out of examinations or inspections made by Buyer or its authorized representatives under this Section 7.1(a).
     (b) Retention by Sellers. Subject to the terms of Section 7.1(e), Buyer agrees that Sellers may retain (i) a copy of all materials made available on the Data Site, together with a copy of all documents referred to in such materials, (ii) all books and records prepared in connection with the transactions contemplated by this Agreement, including bids received from others and information relating to such bids, (iii) copies of any books and records which may be relevant in connection with the defense of disputes arising hereunder, and (iv) all consolidating and consolidated financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of Sellers or their Affiliates.
     (c) Record Preservation by Buyer. Buyer agrees that it shall preserve and keep all books and records relating to the business or operations of the Acquired Companies on or before the Closing Date in Buyer’s possession for a period of at least 7 years from the Closing Date. After such 7-year period, Buyer may dispose of any of such books and records unless Sellers provide at least 90 calendar days’ prior Notice to Buyer that Sellers elect, at Sellers’ cost and expense, to remove and retain all or any part of such books and records. Notwithstanding the foregoing, Buyer agrees that it shall preserve and keep all books and records of the Acquired Companies relating to any investigation instituted by a Governmental Entity or any litigation (whether or not existing on the Closing Date) if it is reasonably likely that such investigation or litigation may relate to matters occurring prior to the Closing, without regard to the 7-year period set forth in this Section 7.1(c).
     (d) Cooperation. Each Party agrees that it will cooperate with and make available to the other Party (and its representatives) during normal business hours, all
Purchase and Sale Agreement — Pipeline and Storage Businesses

books and records, information, and employees (without substantial disruption of employment) retained and remaining in existence with respect to the Acquired Companies after the Closing Date which are necessary or useful in connection with (i) any Tax inquiry, audit, investigation, or dispute, (ii) any litigation or investigation (including the Excluded Liabilities), or (iii) any other matter requiring any such books and records, information, or employees for any reasonable business purpose, but Sellers shall not be required by this Section 7.1(d) to make available to Buyer any information referred to in clause (1) of the fourth sentence of Section 7.1(a) or clause (ii) of Section 7.1(b), or any of the items referred to in Section 7.9. The Party requesting any such books and records, information, or access to such employees shall bear all of the out-of-pocket costs and expenses (including reasonable attorneys’ fees and reimbursement for the reasonable salaries and employee benefits for those employees who are made available) reasonably incurred in connection with providing such books and records, information, or employees. Sellers may require certain financial information relating to the Acquired Companies’ businesses for periods prior to the Closing Date for the purpose of filing Tax Returns and other governmental reports, and Buyer agrees to furnish such information to Sellers at Sellers’ request and expense.
     (e) Confidentiality.
     (i) For 24 months after Closing, except as required by any Applicable Law, Governmental Entity, or applicable stock exchange rule, Sellers shall not, and shall use commercially reasonable efforts to cause their Affiliates not to, directly or indirectly, disclose to any Person or use any information not then in the public domain or generally known in the industry, in any form, acquired prior to the Closing Date or after the Closing in connection with the Transition Services Agreement or the other post-Closing actions contemplated hereby or thereby and relating to the businesses and operations of the Acquired Companies (collectively, “Buyer Protected Information”). If, after Closing, it becomes necessary for a Seller or any Affiliate of a Seller (other than the Acquired Companies) to use Buyer Protected Information that is imbedded with other information of Seller and its Affiliates in the ordinary course of its business and operations and such Buyer Protected Information cannot be reasonably separated or segregated from such other information, then such Buyer Protected Information may be used by such Seller or its Affiliate in the ordinary course of its business and operations.
     (ii) For 24 months after Closing, except as required by any Applicable Law, Governmental Entity, or applicable stock exchange rule, Buyer shall not, and shall use commercially reasonable efforts to cause its Affiliates (including the Acquired Companies) not to, directly or indirectly, disclose to any Person or use any information not then in the public domain or generally known in the industry, in any form, acquired prior to the Closing Date or after the Closing Date in connection with the Transition Services Agreement or the other post-Closing actions contemplated hereby or thereby and relating to the businesses and operations of Sellers and their Affiliates (other than the Acquired Companies) (collectively, “Seller Protected Information”). If, after Closing, it becomes necessary for a Buyer or any Affiliate of Buyer to use Seller Protected
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Information that is imbedded with other information of Buyer and its Affiliates in the ordinary course of its business and operations and such Seller Protected Information cannot be reasonably separated or segregated from such other information, then such Seller Protected Information may be used by Buyer or its Affiliate in the ordinary course of its business and operations.
     (iii) Upon Buyer’s request, Sellers shall use commercially reasonable efforts to enforce, on behalf of and for the benefit of the Acquired Companies, the terms of any confidentiality or standstill agreements with any Third Party relating to the Acquired Companies and the transactions contemplated hereby.
     (iv) The Parties acknowledge that TransCanada Pipelines Limited previously executed the Confidentiality Agreement. The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall automatically terminate and be of no further force or effect.
     (v) Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the Parties are parties or by which they are bound (including the Confidentiality Agreement), each Party authorizes each other Party (and the representatives of each other Party) to disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials (including tax opinions and other tax analyses) provided to such other Party by such authorizing Party (and its representatives); provided, however, that nothing herein shall be construed as a waiver of any applicable attorney-client privilege or privilege in respect of a confidential communication with a federally authorized tax practitioner under Section 7525 of the Code, or as requiring any Person to waive such a privilege. For this purpose, “tax treatment” means U.S. federal income tax treatment, and “tax structure” is limited to any facts that may be relevant to that treatment.
7.2 Regulatory and Other Authorizations and Consents.
     (a) Filings. Each Party shall use all commercially reasonable efforts to obtain all authorizations, consents, orders, and approvals of, and to give all notices to and make all filings with, all Governmental Entities (including those pertaining to the Governmental Approvals) that may be or become necessary for its execution and delivery of, and the performance of its obligations under this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings. To the extent required by the HSR Act, each Party shall (i) file or cause to be filed, as promptly as practicable but in no event later than the close of business on January 12, 2007 with the Federal Trade Commission and the United States Department of
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Justice, all reports and other documents required to be filed by such Party under the HSR Act concerning the transactions contemplated hereby; and (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information, documents, or studies concerning such transactions, in each case so that the waiting period under the HSR Act applicable to this Agreement and the transactions contemplated hereby shall expire as soon as practicable after the execution and delivery of this Agreement. Each Party agrees to request, and to cooperate with the other Party in requesting, early termination of any applicable waiting period under the HSR Act. Buyer shall pay the filing fees payable in connection with the filings by the Parties required by the HSR Act.
     (b) Additional Undertakings of Buyer. Prior to the Closing, Sellers and Buyer shall consult and cooperate with each other, and consider in good faith the views of each other, in connection with the obtaining of all consents, licenses, Permits, waivers, approvals, authorizations, or orders, including (i) keeping the other apprised of the status of matters relating to the consummation of the transactions contemplated hereby, (ii) providing copies of any written notices or other communications received by such Party or its Affiliates with respect to the transactions contemplated hereby, (iii) subject to Applicable Laws relating to the sharing of information, providing copies of any proposed filings to be made with, or written materials submitted to, any Third Party and/or any Governmental Entity in connection with the transactions contemplated hereby (including any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party), and (iv) if requested, using commercially reasonable efforts to furnish each other all information required for any application or other filing to be made pursuant to the rules and regulations of any Applicable Law in connection with the transactions contemplated by this Agreement. In connection with the foregoing, each Party (x) shall promptly notify the other Party in writing of any communication received by such Party or its Affiliates from any Governmental Entity and, subject to Applicable Laws, provide the other Party with a copy of any such written communication (or written summary of any oral communication) and (y) shall not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate in the meeting. Notwithstanding anything in this Agreement to the contrary, Buyer shall not be required to enter into or commit to any divestitures, licenses, hold separate arrangements, consent decrees, undertakings, obligations, limitations, or any other measures or arrangements (collectively, “HSR Measures”) related to or involving any assets, properties, or businesses that any Acquired Company, Buyer, or any Affiliate of Buyer owns, operates, or has the right to acquire; provided, that Buyer shall be required to enter into or commit to any HSR Measures related to or involving any assets, properties, or businesses of the Acquired Companies (but not those of Buyer or any Affiliate of Buyer) or make other out-of-pocket costs or expenditures (i) that are reasonably necessary to satisfy the conditions to Closing set forth in Sections 8.3 and 9.3 in the timeframe contemplated by this Agreement and (ii) that, individually or in the aggregate, would not reduce or reasonably be expected to reduce the expected benefits to Buyer of the transactions contemplated by this Agreement by more than $150 million (determined on a net present value basis using 10% as the discount rate) through the incurrence of out-of-pocket costs or expenditures paid to Third Parties and/or the reduction of expected revenues caused by
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implementing such HSR Measures, as determined in good faith by Buyer using the best available information (the net present value as of the Closing Date of such expected benefits, out-of-pocket costs, expenditures, and reduction in expected revenues, not to exceed $150 million in the aggregate, is collectively referred to herein as the “HSR Amount”). Buyer shall give Notice to Sellers of Buyer’s preliminary estimate (if available) of the HSR Amount, in reasonable detail, not less than 5 days prior to Closing. Sellers shall not, and shall cause the Acquired Companies not to, enter into or commit to any HSR Measures related to or involving any assets, properties, or businesses that any Acquired Company owns, operates, or has the right to acquire unless Sellers are instructed by Buyer in writing to do so, in which case Sellers shall cause the Acquired Companies to enter into and commit to such HSR Measures in accordance with Buyer’s instructions.
     (c) Transfer. If the transfer of any instrument, contract, license, lease, permit, or other document to Buyer hereunder shall require the consent of any party thereto other than Sellers, then this Agreement shall not constitute an agreement to assign the same, and such item shall not be assigned to or assumed by Buyer, if an actual or attempted assignment thereof would constitute a breach thereof or default thereunder. In such case, Sellers and Buyer shall cooperate and each shall use commercially reasonable efforts to obtain such consents to the extent required of such other parties and, if and when any such consents are obtained, to transfer the applicable instrument, contract, license, lease, Permit, or other document. If any such consent cannot be obtained, Sellers shall cooperate in any reasonable arrangement designed to obtain for Buyer all benefits, privileges, obligations and privileges of the applicable instrument, contract, license, lease, Permit, or document, including possession, use, risk of loss, potential for gain and dominion, control and demand. Buyer agrees that (i) if any of the Excluded Assets require the consent of any party thereto other than an Acquired Company, Sellers, or any of their respective Affiliates and such consent is not received prior to Closing, Buyer shall cooperate with Sellers to obtain such consents to the extent required of such other parties and, if and when any such consents are obtained, to transfer the applicable instrument, contract, license, lease, permit, or other document, and (ii) if any such consent cannot be obtained, Buyer shall cooperate in any reasonable arrangement (which shall include indemnification of the Buyer Indemnitees from and against any and all liabilities or other obligations related thereto) designed to obtain for Sellers all benefits, privileges, obligations and privileges of the applicable instrument, contract, license, lease, permit, or document, including possession, use, risk of loss, potential for gain and dominion, control and demand; provided, however, that Sellers shall bear all out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with Buyer’s cooperation in such matters.
     (d) Third Party Consents. Sellers shall use their commercially reasonable efforts to obtain all necessary consents, waivers, authorizations, and approvals of all Third Parties (other than Governmental Entities, which are addressed in Section 7.2(a) and (b)), required in connection with the Closing and the performance of this Agreement as soon as practicable. Buyer shall use all commercially reasonable efforts to assist Sellers in obtaining any such Third Party consents and approvals, including providing to such Third Parties such financial statements and other publicly available financial
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information with respect to Buyer as such Third Parties may reasonably request. Nothing in this Section 7.2(d) shall require Buyer to make any expenditure or provide any guarantee, indemnity, or financial assurance or other form of security in connection with obtaining, or seeking to obtain, any consent of a Third Party
7.3 Employees and Employee Plans.
     (a) Employment. Following the Closing Date, any Person who as of the Closing Date is actively employed by an Acquired Company and (i) was actively employed by an Acquired Company as of January 1, 2007 or (ii) whose employment was or will be transferred to an Acquired Company on or after January 1, 2007 (after the date hereof, Sellers shall transfer to an Acquired Company only employees whose employment is substantially related to providing services to, for, or on behalf of the Acquired Companies) (all such Persons are referred to herein individually as an “Employee” and collectively as the “Employees”) shall continue in the employment of the Acquired Companies after the Closing on substantially similar terms and conditions of employment as existed prior to the Closing, including the same or higher base pay. Schedule 7.3(a) sets forth the names of all Employees as of the date hereof and shall be updated as of Closing. Within five business days after the date hereof, Sellers shall provide Buyer a list of the Employees (current as of the date hereof) that includes the name, job title, the market reference point of the position, compensation data (including base salary, current short-term and long-term incentive targets and actual base pay and bonus for the last two completed years), work location, date of hire, recognized service date, and any other information reasonably requested by Buyer that is necessary for payroll and benefits administration of each Employee, and a follow-up list of any additional employees who are transferred under clause (ii) above within five days of such transfer. Any Person who, as of the Closing Date, is employed by the Acquired Companies and is on leave of absence, layoff or on short-term or long-term disability (the name of each such Person will be set forth on Schedule 7.3(a)) shall be transferred to the employment of Sellers prior to the Closing Date; provided, however, that if such Person returns to active employment status within six months of the Closing Date, the Acquired Companies or Buyer or its Affiliates shall employ such Person as an Employee.
     (b) Selected Employees. Set forth on Schedule 7.3(b) is a list of employees who provide services to, for, or on behalf of the Acquired Companies, but who are currently employed by an Affiliate of Sellers (other than the Acquired Companies) (the “Listed Employees”). Within five business days after the date hereof, Sellers shall provide Buyer a list of the Listed Employees (current as of the date hereof) that includes the name, job title, the market reference point of the position, compensation data (including base salary, current short-term and long-term incentive targets and actual base pay and bonus for the last two completed years), work location, date of hire, recognized service date, and any other information reasonably requested by Buyer that is necessary for payroll and benefits administration for each of the Listed Employees. Sellers shall, as soon as practicable after the date hereof but no later than January 8, 2007, make each such employee available for employment interviews with Buyer. Sellers shall take all reasonable measures to encourage the Listed Employees to remain in their current positions. No later than January 31, 2007, Buyer shall provide Sellers a written list of not
Purchase and Sale Agreement — Pipeline and Storage Businesses

less than 50% of the Listed Employees (the “Selected Employees”) and Sellers shall transfer the employment of such Selected Employees to the Acquired Companies immediately prior to Closing, at which time such Selected Employees shall become Employees. Notwithstanding the foregoing, any Selected Employee who is on leave of absence or on short-term disability (but excluding employees on layoff or on long-term disability) shall continue in the employ of their current employer. Following the Closing, if such Selected Employee returns to active employment status within six months of the Closing Date, Sellers shall terminate such employee and such Person shall be employed by the Acquired Companies, Buyer, or its Affiliates. Any such Selected Employee who is on layoff or on long-term disability shall continue in the employ of their current employer and shall remain the responsibility of Sellers and their Affiliates. None of the Acquired Companies, Buyer, or Buyer’s Affiliates shall assume any liability or obligation with respect to any Listed Employee who does not become an Employee.
     (c) Withdrawal from Company Employee Plans. As of the Closing, the Acquired Companies shall cease to participate in all Company Employee Plans, except as may be otherwise provided in the Transition Services Agreement. Sellers and their Affiliates shall retain all obligations and liabilities with respect to any benefits earned by the Employees under all Company Employee Plans except as set forth on Schedule 7.3(c).
     (d) Continuing Employees. Buyer shall, and shall cause each Acquired Company to, for the 2007 calendar year, provide to each Employee, while employed by an Acquired Company, (i) a base salary or wages and target bonus opportunity, as applicable, that are not less than the base salary or wages or target bonus opportunity, as applicable, provided to such Employee immediately prior to the Closing Date and (ii) 401(k), health, medical, dental, life insurance, and long term disability which will be no less favorable (taken as a whole) to those provided to each such Employee immediately prior to the Closing.
     (e) Severance Benefits. For a period of not less than 12 months following the Closing Date, Buyer agrees to provide, or cause an Affiliate of Buyer to provide, to the Employees severance pay and continued medical and dental (if any) and out-placement (if any) benefits that are not less than the severance benefits the Employees would be entitled to receive under the severance policy of EPC as in effect immediately prior to the Closing. Any such severance payments will not be reduced by any stay-on bonus (if any) payable under Section 7.3(g).
     (f) Service Credit. Buyer shall, and shall cause the Acquired Companies to grant all Employees credit under the plans and benefit programs of Buyer and its Affiliates for all service prior to the Closing for all purposes (other than benefit accruals under any defined benefit plan or under any post-retirement health and welfare plan which provides for employer contributions) for which such service was recognized by the Acquired Companies, Sellers, or any Affiliate of Sellers. In addition, Buyer shall, and shall cause the Acquired Companies to, waive any pre-existing condition exclusions and actively-at-work requirements and provide that any expenses incurred on or before the Closing Date by any such individuals or their covered dependents shall be taken into
Purchase and Sale Agreement — Pipeline and Storage Businesses

account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under health plans covering such individuals after the Closing in the plan year in which the Closing occurs to the extent such waivers and credits are supported by adequate documentation provided to Buyer by Sellers or their Affiliates within 90 days after the Closing Date. Sellers and their Affiliates shall retain responsibility for all medical, vision, dental, life insurance, accident insurance and disability coverage claims incurred by the Employees as of the Closing Date to the extent covered under a plan sponsored or maintained by a Seller or an Affiliate of a Seller. For purposes of the preceding sentence, a claim shall be deemed to have been incurred (i) for medical, vision, and dental coverage, on the date the service giving rise to the claim is performed, (ii) for life and accident insurance coverage, on the date of death or accident, and (iii) for disability coverage, on the date of disability. As of the Closing, each Employee will be immediately credited with a pro-rata share of personal time off under Buyer’s personal time off program and will receive a number of vacation days for the 2007 calendar year equal to the number of vacation days that would have been credited on January 1, 2007 under Buyer’s vacation policy less the number of days of paid time off that each such Employee has taken with Sellers and their Affiliates during 2007. Sellers shall, as soon as practicable after the Closing, provide Buyer with a list which sets forth the number of days of paid time off taken by each of the Employees with Sellers and their Affiliates during 2007.
     (g) Stay-on Bonus and Severance Reimbursement. Buyer shall, or shall cause an Affiliate to, pay the stay-on bonuses to the eligible Employees as provided in Part I of Schedule 7.3(g). If Buyer or any of the Acquired Companies terminates the employment of any of the Employees listed in Part II of Schedule 7.3(g) on or before the last day of the third full month following the Closing Date, Buyer shall pay such Employee the severance amount shown for such Employee in Part II of Schedule 7.3(g). If Buyer or any of the Acquired Companies does not terminate the employment of any of the Employees listed in Part II of Schedule 7.3(g) on or before the last day of the third full month following the Closing Date, then Buyer shall promptly reimburse and pay to Sellers the severance amount shown for such Employee in Part II of Schedule 7.3(g).
     (h) 2006 Year Annual Bonus. Sellers shall be responsible for any bonus payments due for calendar year 2006 under the terms of Sellers’ bonus plans and arrangements covering any Employee (the “Bonus Payment”). Sellers shall determine the amount of the Bonus Payment for each Employee. If the Closing occurs before the date on which the Bonus Payments are paid to each Employee, then Sellers shall transfer to Buyer on or before the date on which the Bonus Payments are to be paid by Buyer the aggregate amount of the Bonus Payments to be paid and Buyer shall make such payments or cause such payments to be made to the Employees in the ordinary course.
     (i) Solicitation. For a period of 12 months after the Closing Date, Buyer and its Affiliates shall not, without the prior written consent of Sellers, directly solicit, encourage, or induce any employee of Sellers or their Affiliates (other than the Acquired Companies) to become an employee, contractor, or consultant of Buyer or its Affiliates. For a period of 12 months after the Closing Date, Sellers and their Affiliates shall not, without the prior written consent of Buyer, directly solicit, encourage, or induce any
Purchase and Sale Agreement — Pipeline and Storage Businesses

employee of any of the Acquired Companies to become an employee, contractor, or consultant of Sellers or their Affiliates. The restrictions in this Section 7.3(i) shall not prohibit general, non-targeted solicitations of employees by Buyer or Sellers or their Affiliates.
     (j) El Paso Corporation Retirement Savings Plan. Prior to the Closing, Sellers shall take all action necessary such that, immediately prior to the Closing, all Employees who participate in the El Paso Corporation Retirement Savings Plan (the “Savings Plan”) shall become fully vested in any unvested portion of their accounts under the Savings Plan. Buyer shall cause a 401(k) plan that is sponsored by Buyer or an Affiliate of Buyer to accept the rollover of any Savings Plan distribution, in cash, or a cash equivalent (e.g., check or wire transfer), and including any outstanding Savings Plan loans.
     (k) El Paso Corporation Cash Balance Plan. Prior to the Closing, Sellers shall take all action necessary such that, immediately prior to the Closing, all Employees who participate in the El Paso Corporation Cash Balance Plan (“Cash Balance Plan”) shall (i) become fully vested in any unvested portion of their Cash Balance Plan accrued benefit and (ii) be entitled to a distribution from the Cash Balance Plan as provided under the terms of the Cash Balance Plan as soon as practicable after the Closing.
     (l) Flexible Spending Accounts. Buyer shall cause the Acquired Companies to participate in the dependent care spending account and the medical care flexible spending account components of Buyer’s benefit plans (the “Buyer’s FSA”) as of the Closing Date. Sellers shall take all steps necessary or appropriate so that the account balances (reflecting salary deductions, deemed employer contributions (if any), and claims paid (if any)) under Sellers’ dependent care and medical care flexible spending accounts (the “Sellers’ FSA”) of each Employee who has elected to participate therein in the year in which the Closing occurs shall be transferred, as soon as practicable after the Closing, from Sellers’ FSA to Buyer’s FSA. In addition, if, as of the Closing Date, the claims paid by Sellers with respect to an Employee under Sellers’ FSA do not equal or exceed the aggregate salary deductions and deemed employer contributions allocable to such Employee, Sellers shall, immediately after the Closing Date, transfer an amount of cash to Buyer equal to the difference between such claims paid and such aggregate salary deductions and deemed employer contributions. Buyer shall take all steps necessary or appropriate so that the contribution elections of each such Employee as in effect immediately before the Closing remain in effect under Buyer’s FSA immediately after the transfer of such account balance. After the end of the period during which claims can be paid from an Employee’s FSA with respect to the calendar year following Closing, Buyer shall transfer to Sellers an amount of cash with respect to each such Employee equal to the lesser of (i) the amount by which the salary deductions by Buyer with respect to such Employee under Buyer’s FSA have exceeded the claims paid by Buyer with respect to such Employee under Buyer’s FSA and (ii) the amount, if any, of the negative balance of such Employee under Sellers’ FSA as of the Closing. Buyer’s FSA shall assume responsibility for all applicable dependent care and medical care claims of each Employee for the year in which the Closing occurs. Prior to the Closing Date, Sellers shall furnish Buyer with a schedule indicating, with respect to Sellers’ FSA, the salary
Purchase and Sale Agreement — Pipeline and Storage Businesses

deduction elections of the Employees along with their account balances (whether positive or negative), amounts paid in claims, and salary deductions remaining.
     (m) Multiemployer Plans. To the extent the Acquired Companies become entitled after Closing to any refund, reimbursement, or return of any multiemployer plan contributions covering any periods prior to the Closing, Buyer shall promptly reimburse such amounts to Sellers. To the extent the Acquired Companies, Buyer or Buyer’s Affiliates become liable for any withdrawal liability in connection with a multiemployer plan with respect to which the Acquired Companies made contributions prior to the Closing, Sellers shall indemnify Buyer for such liability.
     (n) Records and Documentation. As soon as practicable after the date hereof, Sellers and their Affiliates shall provide Buyer general job descriptions by job bands as may apply to any of the Employees. As soon as practicable after the Closing, Sellers and their Affiliates shall provide to Buyer all employee records of the Selected Employees including documentation required under the U.S. Department of Transportation regulations regarding drug and alcohol testing of Selected Employees.
     7.4 Public Announcements. The initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon by the Parties prior to the issuance thereof. Prior to the 5th business day after the Closing, Buyer and Sellers shall consult with each other before they or any of their Affiliates issue any other press release or otherwise make any other public statement with respect to this Agreement or the transactions contemplated hereby. For a 15 day period after any termination of this Agreement, Buyer and Sellers shall consult with each other before they or any of their Affiliates issue any other press release or otherwise make any other public statement with respect to such termination. Buyer and Sellers and their Affiliates shall not issue any such other press release or make any such other public statement prior to any such consultation (but no approval thereof shall be required), except as may be required by Applicable Law or stock exchange rule.
     7.5 Amendment of Schedules. Each Party agrees that, with respect to the representations and warranties of such Party contained in Articles 4 and 5 of this Agreement, such Party shall have the continuing obligation until the Closing to correct, supplement, or amend promptly the Schedules to such Party’s Disclosure Letter with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. Any such correction, supplement, or amendment shall be delivered to the other Party no later than three business days prior to the Closing Date. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Articles 8 and 9 have been fulfilled, the Schedules to a Party’s Disclosure Letter shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any such correction, supplement, or amendment thereto, but if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived and no Party shall be entitled to make a claim thereon under the terms of this Agreement or otherwise.
Purchase and Sale Agreement — Pipeline and Storage Businesses

     7.6 Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense, whether or not the Closing occurs. Buyer shall be obligated to pay any and all costs of any audit of the Acquired Companies as may be required to enable Buyer to complete and file any filing by Buyer or an Affiliate of Buyer with the SEC.
     7.7 Transfer Taxes. All sales, transfer, filing, recordation, registration, and similar Taxes and fees arising from or associated with the transactions contemplated hereunder, whether levied on Buyer or Sellers, shall be borne equally by Buyer and Sellers, and Buyer and Sellers shall cooperate in filing all necessary documentation with respect to, and each make their respective payments of, such Taxes and fees on a timely basis and if required by Applicable Law, Buyer and Sellers shall and shall cause their respective Affiliates to join the execution of any such documentation. For avoidance of doubt, the provisions of this Section 7.7 do not apply to any Taxes and fees arising from or associated with any transfer of the Excluded Assets described in Section 7.9.
     7.8 [Intentionally Omitted].
     7.9 Excluded Assets. Notwithstanding Article 6 hereof, the transactions contemplated by this Agreement exclude, and prior to the Closing Date Sellers shall cause an Acquired Company to transfer to Sellers or any of their Affiliates (other than the Acquired Companies), the following (collectively, the “Excluded Assets”):
     (a) the assets listed or described on Schedule 7.9;
     (b) except to the extent contemplated in Section 7.12, the Acquired Company Insurance Policies and all rights under any the Acquired Company Insurance Policies, including all rights to any proceeds payable under the Acquired Company Insurance Policies, whether payable before or after the Closing Date;
     (c) the Excluded Information;
     (d) the Excluded Cash distributed by dividend by the Storage Company and the Pipeline Company prior to the Closing under Section 6.3;
     (e) the El Paso Marks;
     (f) the GL Sale Agreement and ANR Capital Corporation, El Paso Great Lakes Company, L.L.C. and their respective subsidiaries;
     (g) the preferred stock and receivable referred to in Section 6.3(d); and
     (h) the Excluded Subsidiaries.
     Notwithstanding anything to the contrary provided elsewhere in this Agreement, Sellers’ representations and warranties in Article 4 shall not apply to any of the Excluded Assets other than the representations in Section 4.7(a) and Section 4.16.
Purchase and Sale Agreement — Pipeline and Storage Businesses

7.10 Guarantee Matters.
     (a) Guarantees. Buyer and Sellers shall cooperate and use commercially reasonable efforts to cause as of the Closing Date (i) the Guarantees and any liabilities related thereto to be released as to Sellers and their Affiliates (other than the Acquired Companies) and (ii) substitute arrangements, if required, of Buyer or its Affiliates to be in effect as of Closing. If Buyer and Sellers are unable to cause any of the Guarantees to be released as to Sellers and their Affiliates (other than the Acquired Companies) prior to the Closing Date, then (i) Buyer shall provide (or cause to be provided) to Sellers a “back-to-back” guaranty in a form and from a Person reasonably acceptable to Sellers guaranteeing the performance by Buyer of all obligations under such unreleased Guarantees from and after the Closing Date and (ii) Sellers shall, and shall cause their Affiliates to, maintain such Guarantees after the Closing Date so long as such “back-to-back” guaranty remains in full force and effect.
     (b) Replacement Guarantees. As promptly as practicable after the date hereof, with respect to each Jointly Held Guarantee, Sellers shall use commercially reasonable efforts to cause a new guarantee, letter of credit, bond, cash deposit, or other financial assurance, as the case may be, to be issued, at no cost or expense to Buyer or any Acquired Company, such that the applicable Acquired Company will hold a stand-alone guarantee, letter of credit, bond, cash deposit, or other financial assurance for the obligations that are secured by such Jointly Held Guarantee on terms no less favorable than those contained in such Jointly Held Guarantee as of the date hereof or as provided for in the tariff of such Acquired Company (“Replacement Guarantee”). If a Replacement Guarantee has not been issued for any Jointly Held Guarantee prior to Closing, (i) Sellers shall, if requested by Buyer or the applicable Acquired Company, enforce such Jointly Held Guarantee on behalf of and for the benefit of such Acquired Company (proportionately and with equal priority with the rights, if any, of Sellers and its Affiliates under such Jointly Held Guarantee) until such Jointly Held Guarantee has been replaced by the Acquired Companies (provided, that the applicable Acquired Company may assert, on its own behalf, its rights under such Jointly Held Guarantee and Sellers, at their sole cost and expense, shall cooperate with such Acquired Company in pursuing such claims) and (ii) Sellers shall, at their sole cost and expense, continue to use commercially reasonable efforts to obtain such Replacement Guarantee, and Buyer shall cause the Acquired Companies to cooperate with Sellers in such endeavor.
     7.11 Use of El Paso Marks. El Paso Marks may appear on some of the assets of the Acquired Companies, including on signs throughout the real property of the Acquired Companies, and on supplies, materials, stationery, brochures, manuals, and similar consumable items of the Acquired Companies. Buyer acknowledges and agrees that other than as set forth in this Section 7.11, it obtains no right, title, interest, license, or any other right whatsoever to use the El Paso Marks. In furtherance thereof, Buyer shall (a) within six months after the Closing Date (the “Transition Period”), discontinue use of El Paso Marks and, remove El Paso Marks from the assets of the Acquired Companies, including signs on the real and personal property of the Acquired Companies, and, upon Sellers’ request, provide written confirmation thereof to Sellers. Buyer agrees never to challenge the validity of Sellers’ (or its Affiliates’) ownership of El Paso Marks or any application for registration thereof or any registration thereof or any rights
Purchase and Sale Agreement — Pipeline and Storage Businesses

of Sellers or their Affiliates therein as a result, directly or indirectly, of its ownership of the Acquired Companies. Buyer will not do any business or offer any goods or services under El Paso Marks. After the expiration of the Transition Period, Buyer will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any El Paso Marks or otherwise operate the Acquired Companies in any manner which would be reasonably likely to cause confusion, mistake or deception that Buyer is associated or affiliated with Sellers’ or their respective Affiliates’ license to use the El Paso Marks.
     7.12 Insurance. Buyer acknowledges and agrees that, following the Closing, the Acquired Company Insurance Policies shall be terminated or modified to exclude coverage of all or any portion of the Acquired Companies by Sellers, and, as a result, Buyer will need to at or before Closing obtain at its sole cost and expense replacement insurance, including insurance required by any Third Party to be maintained by any of the Acquired Companies. Buyer further acknowledges and agrees that Buyer will need to provide to certain Governmental Entities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the businesses of the Acquired Companies following the Closing. Notwithstanding the foregoing, if any claims are made or Losses occur prior to the Closing Date that relate solely to the business activities of the Acquired Companies and such claims, or the claims associated with such Losses, may be made after the Closing against any Acquired Company Insurance Policies that have been underwritten by Third Parties, then Sellers shall use commercially reasonable efforts so that the Acquired Companies can file, notice, and otherwise continue to pursue these claims under the terms of such Third Party insurance policies. If Sellers or any of their Affiliates collect any insurance proceeds (excluding deductibles, self retentions, retroactive premiums (but only to the extent related to the recovery for such claims), and similar items, the cost of which shall be for Buyer’s account) with respect to such claims after the Closing, Sellers shall promptly remit such proceeds to Buyer.
     7.13 Buyer Guaranty. Concurrently with the execution and delivery of this Agreement by Buyer, Buyer Guarantors have executed and delivered to Sellers the Buyer Guaranty.
     7.14 Additional Financial Statements. Sellers shall provide Buyer as soon as reasonably practicable after the end of each calendar month after the date of this Agreement until the Closing Date any financial statements or summary consolidated financial information regarding the Acquired Companies as are customarily prepared by Sellers or the Acquired Companies.
     7.15 Capital Expenditures. Prior to the Closing, Sellers shall use commercially reasonable efforts to cause the Acquired Companies to make the capital expenditures set forth on Schedule 6.2(h) substantially in accordance with the capital expenditure budget made available to Buyer. The Parties acknowledge that, notwithstanding anything herein to the contrary, the contracts or agreements entered into by any Acquired Company with a Third Party contractor or sub-contractor pursuant to which such capital expenditure or expenditures will be made as contemplated in Schedule 6.2(h) shall not constitute a Scheduled Contract and shall not constitute a breach or violation of the obligations of Sellers in Sections 6.1 or 6.2.
     7.16 Transition Services Agreement. Sellers and Buyer shall use all commercially reasonable efforts to negotiate in good faith to complete the exhibits and attachments to the
Purchase and Sale Agreement — Pipeline and Storage Businesses

Transition Services Agreement as promptly as practicable after the date of this Agreement, and, in any event, prior to Closing, using as a basis for such efforts the general descriptions of transition services in the Transition Services Agreement. The intention of the Parties is that the Parties will provide such services over the term of the Transition Services Agreement, as the scope of such services is determined by the Parties, as are necessary to enable the Acquired Companies, on one hand, and EPC and its Affiliates, on the other hand, to operate their respective businesses post-Closing substantially in the manner operated before Closing.
     7.17 HSR Amount.
     (a) Sellers Payment. Sellers shall be responsible to Buyer for 50% of the amount, if any, by which the HSR Amount exceeds $50 million. The total amount payable by Sellers to Buyer under this Section 7.17 shall not exceed $50 million.
     (b) Statement. If Buyer reasonably determines that the HSR Amount exceeds $50 million, no later than 30 days after the Closing Date, Buyer shall prepare and deliver to Sellers a written statement showing (i) its good faith estimate of the HSR Amount (which shall be based on the best available information through the date the same is delivered to Sellers), (ii) its calculation, in reasonable detail, of the HSR Amount, together with supporting documentation, and (iii) its good faith estimate of Sellers’ share of the HSR Amount. Buyer agrees, at no cost to Sellers, to give Sellers and their authorized representatives reasonable access to such employees and offices and such books and records of Buyer and its Affiliates as are reasonably necessary to allow Sellers and their authorized representatives to confirm the HSR Amount.
     (c) Dispute Resolution. Buyer’s statement shall become final and binding on Sellers and Buyer as to the HSR Amount on the 30th day following the date the statement is received by Sellers, unless prior to the that date, Sellers deliver Notice to Buyer of their disagreement. Sellers’ Notice shall set forth all of Sellers’ disputed items together with Sellers’ proposed changes thereto, including an explanation in reasonable detail of the basis on which Sellers propose such changes. If Sellers have delivered a timely Notice, then Sellers and Buyer shall use their good faith efforts to reach written agreement on the HSR Amount. If Sellers and Buyer have not agreed on the HSR Amount by the 60th day following Sellers’ receipt of the Buyer’s statement, then determination of the HSR Amount shall be submitted to binding arbitration by an independent nationally recognized accounting firm or other recognized expert without any material financial relationship to either Sellers or Buyer, as mutually selected by Sellers and Buyer within 5 business days after the end of the foregoing 90-day period (or in the absence of agreement between Sellers and Buyer by the close of business on such 5th business day as selected by the president of the American Arbitration Association or his designee). The arbitrator’s determination shall in no event be more favorable to Buyer than the HSR Amount reflected on the Buyer’s statement or more favorable to Sellers than the HSR Amount shown in Sellers Notice of disagreement. The fees and expenses of such arbitration shall be borne 50% by Buyer and 50% by Sellers. The determination of the HSR Amount by such arbitration shall be final and binding upon Sellers and Buyer. Sellers shall pay to Buyer their share of the HSR Amount within 5 business days of (i) the date on which Sellers accept (or fail to timely disagree with as provided above)
Purchase and Sale Agreement — Pipeline and Storage Businesses

Buyer’s statement or (ii) if Sellers’ timely object to Buyer’s statement, the date on which the arbitrator determines the HSR Amount, together with interest on such amount from (and including) the Closing Date to (and excluding) the date of payment at the Prime Rate plus 1%.
7.18 Limitations.
     (a) No Reliance. Buyer covenants that it has reviewed and had access to all documents, records, and information which it has desired to review in connection with its decision to enter into this Agreement, and to purchase the Acquired Companies. In deciding to enter into this Agreement, and to consummate the transactions contemplated hereby, Buyer covenants that it has relied solely upon its own knowledge, investigation, and analysis (and that of its representatives) and not on any disclosure or representation made by, or any duty to disclose on the part of, Sellers, their Affiliates, or any of their representatives, other than the representations and warranties of Sellers expressly set forth herein and the Related Agreements.
     (b) Assets. Notwithstanding anything contained to the contrary in any other provision of this Agreement, it is the explicit intent of each Party that Sellers and their Affiliates are not making any representation or warranty whatsoever, express, implied, at common law, statutory or otherwise, except for the representations or warranties given in this Agreement and the Related Agreements, and it is understood that Buyer, with such exceptions, takes the businesses and assets of the Acquired Companies “as is” and “where is.” Without limiting the generality of the immediately preceding sentence, except as provided in this Agreement and the Related Agreements, Sellers hereby expressly disclaim and negate any representation or warranty, express or implied, at common law, statutory, or otherwise, relating to (i) the condition of the businesses and assets of the Acquired Companies (including any implied or express warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials, or the presence or absence of any hazardous materials in or on, or disposed or discharged from, the assets of the Acquired Companies) or (ii) any infringement by the Acquired Companies of any patent or proprietary right of any third party. Buyer has agreed not to rely on any representation made by Sellers with respect to the condition, quality, or state of the Acquired Companies or their assets except for those in this Agreement and the Related Agreements, but rather, as a significant portion of the consideration given to Sellers for this purchase and sale, has agreed to rely solely and exclusively upon its own evaluation of the Acquired Companies and the representations, warranties, covenants, and agreements of Sellers in this Agreement and the Related Agreements.
Purchase and Sale Agreement — Pipeline and Storage Businesses

Article 8
CONDITIONS TO OBLIGATIONS OF SELLERS
     The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Sellers on or prior to the Closing Date of each of the following conditions:
     8.1 Representations and Warranties True. (i) All the representations and warranties of Buyer contained in this Agreement and in any agreement, instrument, or document delivered by Buyer pursuant hereto or in connection herewith on or prior to the Closing Date that are qualified as to materiality and the representations and warranties in Section 5.2 shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made on such date, and (ii) each of the representations and warranties of Buyer herein or therein that is not so qualified as to materiality (other than the representations and warranties in Section 5.2) shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as if made on and as of such date, in each such case except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as set forth above as of such specified date.
     8.2 Covenants and Agreements Performed. Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.3 shall have been made.
     8.3 HSR Act. All waiting periods (and any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.
     8.4 Legal Proceedings. No preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Entity, and no Applicable Law promulgated or enacted by a Governmental Entity, shall be pending, threatened, or in effect which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby.
Article 9
CONDITIONS TO OBLIGATIONS OF BUYER
     The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Buyer on or prior to the Closing Date of each of the following conditions:
     9.1 Representations and Warranties True. (i) All the representations and warranties of Sellers contained in this Agreement and in any agreement, instrument, or document delivered by Sellers pursuant hereto or in connection herewith on or prior to the Closing Date that are qualified as to materiality and the representations and warranties in Sections 4.2(a) through 4.2(c) and 4.4, shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made on such date, and (ii) each of the representations and warranties of Sellers herein or therein that is not so qualified as to materiality (other than the representations and warranties
Purchase and Sale Agreement — Pipeline and Storage Businesses

in Sections 4.2(a) through 4.2(c) and 4.4) shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as if made on and as of such date, in each such case except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as set forth above as of such specified date.
     9.2 Covenants and Agreements Performed. Sellers shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliveries contemplated by Section 3.2 shall have been made.
     9.3 HSR Act and Other Approval. All waiting periods (and any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and there shall have been obtained the Additional Governmental Approval.
     9.4 Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no Applicable Law promulgated or enacted by a Governmental Entity, shall be pending, threatened or in effect which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby.
Article 10
TERMINATION, AMENDMENT, AND WAIVER
     10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:
     (a) by mutual written consent of Sellers and Buyer;
     (b) by either Sellers or Buyer, if any Governmental Entity with jurisdiction over such matters shall have issued an order or injunction restraining, enjoining, or otherwise prohibiting the sale of the Purchased Interests hereunder and such order, decree, ruling, or other action shall have become final and unappealable, but the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party whose failure to fulfill any obligation under Section 7.2 shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;
     (c) by either Sellers or Buyer, if the Closing shall not have occurred on or before June 22, 2007, but the right to terminate this Agreement under this Section 10.1(c) shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;
     (d) by Buyer, if (i) Sellers fail to comply with any of their covenants or agreements contained herein, or breach their representations and warranties contained herein, and, if curable, do not cure or commence and diligently pursue remedial action to cure such failure to comply or breach within 30 days after receipt by Sellers from Buyer
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of Notice of such failure to comply or breach, and (ii) such failure to comply or breach would result in a failure to satisfy the conditions to Closing set forth in Section 9.1 or 9.2; or
     (e) by Sellers, if (i) Buyer fails to comply with any of its covenants or agreements contained herein, or breaches its representations and warranties contained herein, and, if curable, does not cure or commence and diligently pursue remedial action to cure such failure to comply or breach within 30 days after receipt by Buyer from Sellers of Notice of such failure to comply or breach, and (ii) such failure to comply or breach would result in a failure to satisfy the conditions to Closing set forth in Section 8.1 or 8.2.
     10.2 Effect of Termination. If a Party terminates this Agreement under Section 10.1, then such Party shall promptly give Notice to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no further force or effect, except that the agreements contained in this Article 10, the confidentiality obligations of Buyer in Section 7.1(a) and the provisions of Sections 7.4 and 7.6 shall survive the termination hereof. Nothing contained in this Section 10.2 shall relieve either Party from liability for damages actually incurred as a result of any breach of this Agreement.
     10.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of both Parties.
     10.4 Waiver. Either Party may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto or (ii) waive compliance by the other Party with any of the other Party agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. No failure or delay by a Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.
Article 11
TAX MATTERS
     11.1 Preparation of Tax Returns and Payment of Taxes.
     (a) Seller Group. For purposes of this Section 11, the “Seller Group” means, with respect to Sellers, the affiliated group of entities filing a consolidated federal income Tax Return of which Sellers and the Acquired Companies are members (with EPC being the common parent of the Seller Group).
     (b) Liability for Taxes. Except as provided in Section 7.7, Sellers covenant that they shall be responsible for: (i) all liability for Income Taxes of the Acquired Companies for all Pre-Closing Periods (as defined below); (ii) all liability for Taxes, excluding Income Taxes and Post-Effective Date Taxes, of the Acquired Companies for Pre-Closing Periods (as defined below); (iii) all liability of the Acquired Companies for
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Income Taxes for the portion of any Straddle Period (as defined below) through the Closing Date; (iv) all liability for Taxes, excluding Income Taxes, of the Acquired Companies for the portion of any Straddle Period (as defined below) through the Effective Date; and (v) all liability imposed upon the Acquired Companies for Taxes of any other person or entity pursuant to Treas. Reg. Section 1.1502-6 or any similar provision of foreign, state or local law by reason of an Acquired Company having been a member of any consolidated, combined, or unitary group on or prior to the Closing Date.
     (c) Consolidated, Combined or Unitary Returns. Sellers shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state that permits consolidated, combined, or unitary income Tax Returns, if any) of the Seller Group for all taxable periods ending on or before the Closing Date (“Pre-Closing Periods”) all tax items of the Acquired Companies which are required to be included herein, shall cause such Income Tax Returns to be timely filed with the appropriate Taxing Authorities, and shall timely pay (and be entitled to any refund of other than the portion of any refund attributable to Post-Effective Date Taxes) all Taxes due with respect to the periods covered by such income Tax Returns. Unless otherwise required by Treas. Reg. Section 1.1502-76(b)(1)(ii)(B) (or a similar provision of state, local or foreign law), Tax items of each of the Acquired Companies shall be apportioned for all income Tax purposes by closing the books of each of the Acquired Companies at the end of the Closing Date and no ratable election shall be made pursuant to Treas. Reg. Section 1.1502-76T(b)(2)(ii)(D) (or a similar provision of state, local, or foreign law).
     (d) Non-Consolidated, Combined or Unitary Returns.
     (i) With respect to any federal, state or foreign income or franchise Tax Return covering a Pre-Closing Period that is required to be filed after the Closing Date with respect to the Acquired Companies that is not described in Section 11.1(c), Sellers shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all tax items required to be included therein, shall cause such Tax Return to be timely filed and shall remit the amount shown as due on such Tax Return with the appropriate Taxing Authority. Not later than 30 days prior to the due date of each such Tax Return, Sellers shall furnish to Buyer a copy of such Tax Return. Sellers shall permit Buyer to review and comment on each such Tax Return prior to filing and Buyer, if so required, shall cause such Tax Return to be properly signed.
     (ii) With respect to any other Tax Returns covering a Pre-Closing Period that is required to be filed after the Closing Date with respect to the Acquired Companies and that is not described in Section 11.1(c) or the preceding sentences of this Section 11.1(d), Sellers shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all tax items required to be included therein. Not later than 30 days prior to the due date of each such Tax Return, Sellers shall furnish to Buyer a copy of such Tax Return. Sellers shall permit Buyer to review and comment on each such Tax Return prior to filing and Buyer, if so required shall cause such Tax Return to be properly signed.
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Sellers shall cause such Tax Return to be filed and shall remit the amount shown as due on the Tax Return with the appropriate Taxing Authority.
     (iii) Sellers shall be entitled to any refund of Taxes due with respect to any Pre-Closing Period (other than the portion of any refund attributable to Post-Effective Date Taxes), and Buyer shall pay over to Sellers any such refund, net of any Taxes or other costs incurred with respect to such refund, within 15 days after receipt thereof. Unless otherwise required by Treas. Reg. Section 1.1502-76(b)(1)(ii)(B) (or a similar provision of state, local or foreign law), Tax items of each of the Acquired Companies shall be apportioned for all income Tax purposes by closing the books of each of the Acquired Companies at the end of the Closing Date and no ratable election shall be made pursuant to Treas. Reg. Section 1.1502-76T(b)(2)(ii)(D) (or a similar provision of state, local, or foreign law).
     (e) Straddle Period Returns. With respect to any Tax Return covering a taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) that is required to be filed after the Closing Date with respect to the Acquired Companies, Buyer shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax items required to be included therein, shall furnish a copy of such Tax Return to Sellers not later than 30 days prior to the due date (taking into account extensions) of each such Tax Return, shall file timely such Tax Return with the appropriate Taxing Authority, and shall timely pay all Taxes due with respect to the period covered by such Tax Return. Buyer shall permit Sellers to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Sellers; provided that Buyer shall not be required to make any revision that would be inconsistent with the Acquired Companies’ past practices with respect to the item in question unless otherwise required by Applicable Law. Buyer shall determine (by an interim closing of the books as of the Closing Date except for ad valorem Tax which shall be pro rated on a daily basis) the Tax that would have been due with respect to the period covered by such Tax Return if such taxable period ended on and included the Closing Date. If (i) the amount of Tax so determined exceeds (ii) the amount of payments made in respect to such Tax as of the Closing Date, Sellers shall pay to Buyer the amount of such excess not later than five days after receipt from Buyer of evidence of the filing of such Tax Return; if the amount determined in clause (ii) exceeds the amount determined in clause (i), Buyer shall pay to Sellers the amount of such excess not later than five days after the filing of such Tax Return. Any Tax refunds that are received by Buyer or the Acquired Companies that relate to Tax periods or portions thereof ending on or before the Closing Date (other than the portion of any refund attributable to Post-Effective Date Taxes) shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund, or appropriate portion thereof, net of any Taxes or costs resulting from the receipt of such refund, within 15 days after receipt thereof.
     (f) Post-Effective Date Taxes. Notwithstanding any other provision of this Agreement, including any provision of this Article 11, Buyer shall be responsible for and pay to Sellers any Taxes other than Income Taxes (including Taxes, other than Income Taxes, with respect to Straddle Periods) with respect to the Acquired Companies that are
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allocable to, attributable to, or accrue for the period beginning on the Effective Date and ending on the Closing Date other than Taxes arising from the triggering of deferred intercompany items or from any transfer of Excluded Assets described in Section 7.9 (the “Post-Effective Date Taxes”) no later than 7 calendar days after the filing of the Tax Return with respect to which such Post-Effective Date Taxes relate. The Post-Effective Date Taxes shall be determined in a manner similar to and consistent with the determination of Pre-Closing Taxes under Section 11.1(e). Buyer and Sellers agree to cooperate in good faith (i) in the determination and payment of Post-Effective Date Taxes and (ii) to offset any redundant Tax payments to one another under this Article 11. For the avoidance of doubt, Sellers shall not be responsible or liable for any Taxes under any provision of this Agreement including any provision of this Article 11 with respect to the Acquired Companies attributable to any period (including any partial period) on or after the Effective Date, including by reason of a breach of any representation, warranty, covenant, or obligation of Sellers related to or arising from Taxes to the extent attributable to Post-Effective Date Taxes.
     (g) Manner of Preparation. Any Tax Return related to the Acquired Companies to be prepared pursuant to the provisions of this Section 11.1 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns of the Acquired Companies, except as otherwise required by Applicable Law. Without the prior written consent of Sellers, which shall not be unreasonably withheld, conditioned or delayed, Buyer shall not (i) file an amended Tax Return related to the Acquired Companies for any period ending on or prior to the Closing Date or (ii) carry back any Tax item or attribute to a taxable period (or portion thereof) of any of the Acquired Companies ending on or before the Closing Date.
     11.2 Tax Indemnity. From and after the Closing Date, Sellers shall protect, defend, indemnify and hold harmless Buyer and the Acquired Companies from any and all Taxes (including any obligation to contribute to the payment of any Taxes determined on a consolidated, combined, or unitary basis with respect to a group of corporations that includes or included the Acquired Companies), other than from any and all Taxes described in Section 7.7 (which shall be borne in accordance with Section 7.7) and other than from any and all Post-Effective Date Taxes, which are (i) imposed on Sellers or any member (other than the Acquired Companies) of the consolidated, unitary or combined group which includes or included the Acquired Companies for any period that ends on or before the Closing Date, that Buyer or the Acquired Companies pays, otherwise satisfies in whole or in part, or results in liens or other encumbrances on any of Buyer’s or the Acquired Companies’ assets; or (ii) imposed on any of the Acquired Companies in respect of their income, business, property or operations or for which they may otherwise be liable (A) for any taxable period of the Acquired Companies or portion thereof ending prior to the Closing Date as provided in this Section 11 (including without limitation Taxes for which Sellers are responsible pursuant to Sections 11.1(b)-(e)), (B) resulting by reason of the several liability of any of the Acquired Companies pursuant to Treas. Reg. Section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of their having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (C) resulting from its ceasing to be a member of the Seller Group, (D) resulting from the breach of Sellers’ covenants set forth in this Article 11 and/or breach of the representations and warranties set forth in Section 4.10 or (E) relating to any reorganization of the Acquired
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Companies done on or prior to the Closing Date. Seller shall have no liability under this Section 11.2 to the extent that such liability would not have been incurred but for (y) conduct of Buyer or its Affiliates that conflict with this Agreement or (z) failures by Buyer or its Affiliates to make filings or take other actions required to be taken by Buyer or its Affiliates under this Agreement (in each case, including the Acquired Companies as an Affiliate of Buyer from and after the Closing Date and, in each case, other than matters resulting from or arising out of actions taken or failed to be taken at the direction of Seller). Indemnification for Taxes pursuant to this Section, shall also include any reasonable professional fees, accounting fees and other out of pocket costs incurred by Buyer and the Acquired Companies relating to the Tax liability for which indemnification is provided or in enforcing this indemnity. The indemnification for Taxes pursuant to this Section 11.2 shall take into account any Tax Benefit existing from such indemnification. If the amount of any Tax of an indemnitee is reduced as a result of indemnification for Taxes pursuant to this Section 11.2, such amount shall promptly be paid by the indemnitee to the indemnitor.
     11.3 Access to Information. Sellers and each member of the Seller Group shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books, and records relating to the Acquired Companies within the possession of Sellers or any member of the Seller Group (including work papers and correspondence with Taxing Authorities), and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent, reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns and to conduct negotiations with Taxing Authorities. Buyer shall grant or cause the Acquired Companies to grant to Sellers (or their designees) access at all reasonable times to all of the information, books and records relating to the Acquired Companies within the possession of Buyer or the Acquired Companies (including work papers and correspondence with Taxing Authorities), and shall afford Sellers (or its designees) the right (at Sellers’ expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Sellers (or their designees) to prepare Tax Returns and to conduct negotiations with Taxing Authorities.
     11.4 Post-Closing Tax Actions. Buyer shall indemnify and hold harmless Sellers against Taxes, computed at the highest applicable Tax rates, on the amount of income or gain of the Acquired Companies (without regard to tax attributes available to Sellers or to any consolidated, combined, or unitary group to which an Acquired Company is a part) resulting from any transaction engaged in by an Acquired Company on the Closing Date after Buyer’s purchase of the Purchased Interests that is not in the ordinary course of such Acquired Company’s business. If after Closing, Buyer or any of the Acquired Companies utilizes or takes into account any net operating losses, alternative minimum tax net operating losses, net capital losses, alternative minimum tax net capital losses, Tax credits, or alternative minimum tax credits that arose in a taxable period (or portion thereof) ending on or prior to the Closing Date, the amount of Tax reduced by the utilization or taking into account of such Tax attributes shall promptly be paid by Buyer to the Sellers. Neither Buyer nor the Acquired Companies shall (i) make or permit any election under Section 338 of the Code or any comparable election under state, local or foreign law with respect to the purchase and sale of the Purchased Interests; or (ii) without the prior written consent of Sellers, which shall not be unreasonably withheld, conditioned or delayed, (A) file any amended Tax Returns for any Tax Returns including an Acquired Company with respect to taxable periods ending on or before the Closing Date or
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(B) carry back any Tax item or attribute to a taxable period (or portion thereof) of any of the Acquired Companies ending on or prior to the Closing Date. Sellers will not, without the prior written consent of Buyer, file an amended Tax Return with respect to any of the Acquired Companies.
     11.5 Tax Sharing Agreements. Sellers shall as of the Closing Date ensure that no Tax allocation agreement or Tax sharing agreement with respect to the Acquired Companies is in force or effect or results in any obligation of the Acquired Companies on or after the Closing Date and that there shall be no liability or obligation of the Acquired Companies on or after the Closing Date under any such agreement.
     11.6 Earnings and Profits. At or within a reasonable time period following Closing, Sellers shall deliver to Buyer a schedule providing the earnings and profits, as determined for federal Income Tax purposes, for each of the Acquired Companies that is a member of the consolidated group of which EPC is the common parent.
     11.7 Assistance and Cooperation.
     (a) Assistance. After the Closing Date, in the case of any audit, examination, claim or other Proceeding with respect to Taxes of the Acquired Companies for which Sellers are or may be liable pursuant to this Agreement in respect of taxable periods ending on or before the Closing Date, Buyer shall promptly inform Sellers of such Proceeding, and shall afford Sellers, at Sellers’ expense, the opportunity to control the conduct of such Proceedings and, if there is substantial authority therefor, initiate any claim for refund, file any amended return or take any other action which Sellers deems appropriate with respect to such Taxes; provided that Sellers agree to fund all outlays required, in Sellers’ determination, to pursue such Proceeding and agree to reimburse Buyer for all reasonable out of pocket costs incurred by Buyer on behalf of Sellers in connection with such Proceedings. Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable Sellers to control such Proceeding. Buyer, at Buyer’s expense, shall be entitled to participate in any such Proceeding which Seller has elected to control and shall be kept fully and timely informed by Sellers of all developments and communications. Any Proceeding with respect to Taxes of the Acquired Companies for a period which includes but does not end on the Closing Date shall be controlled by Buyer. Sellers, at Sellers’ expense, shall be entitled to participate in any such Proceeding. Notwithstanding any provision of this Section 11.7 to the contrary if, as a result of such Proceeding, claim for refund or amended Tax Return, the Taxes payable by Buyer or the Acquired Companies for a taxable period (or portion of a period) for which Sellers are not obligated to indemnify Buyer or the Acquired Companies pursuant to this Section 11.7 would be (or there is a material risk that such Taxes would be) increased, Sellers shall not settle any Proceeding, initiate any claim for refund or file any amended Tax Return of the Acquired Companies without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding any provision of this Section 11.7 to the contrary if, as a result of such Proceeding, claim for refund or amended Tax Return, the Taxes for which Sellers are obligated to indemnify Buyer or the Acquired Companies pursuant to this Section 11.7 would be (or there is a material risk that such Taxes would be) increased,
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Buyer shall not settle any Proceeding, initiate any claim for refund or file any amended return with respect to the Acquired Companies for a tax period ending on, before or including the Closing Date, without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned, or delayed. Sellers will allow the Acquired Companies and their representatives, including counsel, to participate at their own expense in any Proceedings related to the consolidated federal income Tax Returns of the Seller Group to the extent such returns relate to the Acquired Companies.
     (b) Cooperation. Cooperation between the Parties shall include the nonexclusive designation of an employee of either Seller or an Affiliate as a Tax officer of Buyer or the Acquired Companies (for the limited purpose of signing Tax Returns and dealing with Taxing Authorities with respect to any Tax Return filed pursuant to Sections 11.1(c)-(e)).
     11.8 Closing Tax Certificate. At the Closing, EPC shall deliver to Buyer, on behalf of itself and EP CNG (which is disregarded as an entity separate from its parent EPC for federal tax purposes), a certificate (in substantially the form attached hereto as Exhibit 11.8) signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) stating that it is not a disregarded entity as defined in Treas. Reg. Section 1.1445-2(b)(2)(iii), (iii) providing its U.S. Employer Identification Number, and (iv) providing its address, all pursuant to Section 1445 of the Code.
Article 12
SURVIVAL AND INDEMNIFICATION
     12.1 Indemnification.
     (a) Sellers’ Indemnity. From and after the Closing, subject to the other terms and limitations in this Article 12, Sellers shall jointly and severally indemnify, defend, reimburse, and hold harmless the Buyer Indemnitees from and against any and all Losses actually incurred by any of the Buyer Indemnitees or asserted by a Third Party against any of the Buyer Indemnitees relating to or arising from (i) any breach of Sellers’ representations or warranties made, as of the Closing Date, in this Agreement or the Related Agreements (other than a breach of any representation or warranty in Section 4.10 or Article 11, the indemnification obligations for which are set forth in Article 11), (ii) (A) any Excluded Asset, including the transfer thereof to Sellers or any of their Affiliates, (B) any Excluded Liability, or (C) any Excluded Subsidiary, (iii) any breach of the covenants of Sellers in clauses (i), (ii), or (iv) of Section 6.1, or (iv) any breach of the other covenants or obligations of Sellers and their Affiliates under this Agreement or the Related Agreements (other than a breach of any covenant or obligation in Article 11, the indemnification obligations for which are set forth in Article 11).
     (b) Buyer’s Indemnity. From and after the Closing, subject to the other terms and limitations in this Article 12, Buyer shall indemnify, defend, reimburse, and hold harmless the Sellers Indemnitees from and against any and all Losses actually incurred by any of the Sellers Indemnitees or asserted by a Third Party against any of the Sellers Indemnitees relating to or arising from (i) any breach of Buyer’s representations or
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warranties made, as of the Closing Date, in this Agreement or the Related Agreements (other than a breach of any representation or warranty in Article 11, the indemnification obligations for which are set forth in Article 11), (ii) any breach of the covenants or obligations of Buyer and its Affiliates under this Agreement or the Related Agreements (other than a breach of any covenant or obligation in Article 11, the indemnification obligations for which are set forth in Article 11), (iii) any of the Guarantees to the extent such Guarantee has not been released or replaced on or as of the Closing with a guarantee of Buyer or its Affiliates, or (iv) if the Additional Governmental Approval is not obtained before Closing and Buyer’s condition with respect thereto in Section 9.3 is waived by Buyer, the failure to obtain the Additional Governmental Approval prior to Closing.
     (c) Sellers’ Waiver. Notwithstanding anything to the contrary in this Agreement or the Related Agreements, Buyer shall not be liable to the Sellers Indemnitees under Section 12.1(b) for any exemplary, punitive, special, indirect, consequential, remote, or speculative damages, except to the extent any such damages are included in any action by a Third Party against a Sellers Indemnitee for which such Sellers Indemnitee is entitled to indemnification under Section 12.1(b).
     (d) Buyer’s Waiver. Notwithstanding anything to the contrary in this Agreement or the Related Agreements, Sellers shall not be liable to the Buyer Indemnitees under Section 12.1(a) for any exemplary, punitive, special, indirect, consequential, remote or speculative damages, except to the extent any such damages are included in any action by a Third Party against a Buyer Indemnitee for which such Buyer Indemnitee is entitled to indemnification under Section 12.1(a).
     (e) Limitations on Indemnity. None of the Buyer Indemnitees shall be entitled to assert any right to indemnification under Section 12.1(a)(i) and (iii) until the aggregate amount of all such Losses actually suffered by the Buyer Indemnitees exceeds the Deductible Amount, and then only to the extent such Losses exceed, in the aggregate, the Deductible Amount. In no event shall Sellers ever be required to indemnify the Buyer Indemnitees for Losses under Section 12.1(a)(i) in any amount exceeding, in the aggregate, 10% of the Total Purchase Price. Notwithstanding the foregoing, the limitations on indemnification set forth in this Section 12.1(e) shall not apply to any indemnification claim made for a breach of Sellers’ representations and warranties set forth in Section 2.5(f), 4.1, 4.2, 4.3, 4.4, 4.10, 4.13(a)(xvi), 4.22, 4.23, 4.24, or 4.25, or in Article 11.
     (f) Survival and Time Limitation. All of the representations, warranties, covenants, obligations, and agreements of the Parties set forth in this Agreement and the Related Agreements, including those obligations set forth in this Article 12, shall survive the Closing. Notwithstanding the foregoing sentence, after Closing, any assertion by Buyer or any Buyer Indemnitee that Sellers are liable to Buyer or any Buyer Indemnitee for indemnification under the terms of this Agreement, the Related Agreements, or for any other reason in connection with the transactions contemplated in this Agreement must be made in writing and must be given to Sellers on or prior to the date that is 18 months after the Closing Date (or not at all), except for assertions by Buyer for (i) breach of the representations and warranties in (A) Section 4.10 or the covenants, obligations,
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and agreements in Article 11, which must be made in writing and must be given to Sellers on or prior to the date that is 90 calendar days after the expiration of any applicable statute of limitations (or not at all) and (B) Section 4.1, 4.2, 4.3, 4.4, or 4.22, which may be made in writing at any time from and after the Closing or (ii) indemnification under Sections 12.1(a)(ii) or 12.1(a)(iv), which must be made in writing and must be given to Sellers on or prior to the expiration of any applicable statute of limitations (or not at all).
     (g) Further Indemnity Limitations. The amount of any Loss shall be reduced (i) to the extent any Person entitled to receive indemnification under this Agreement actually receives any insurance proceeds with respect to a Loss, (ii) to take into account any Tax Benefit arising from the recognition of the Loss, and (iii) to take into account any other payment or payments actually received by a Person entitled to receive indemnification under this Article 12 with respect to a Loss.
     (h) Sole and Exclusive Remedy. From and after the Closing, except (i) as provided in Article 11, (ii) for the assertion of any claim based on fraud, and (iii) for matters covered by the Related Agreements, the indemnification provisions of this Article 12 shall be the sole and exclusive remedy of each Party (including the Sellers Indemnitees and the Buyer Indemnitees) (x) for any breach of the other Party’s representations, warranties, covenants, or agreements contained in this Agreement or (y) with respect to the transactions contemplated hereby.
     (i) Indemnity and Rights of Contribution. From and after the time any Notice under Section 12.2(a) or 12.2(c) is received by Buyer or Sellers, each Party shall use commercially reasonable efforts (i) not to knowingly take any action that would reasonably be expected to limit, reduce, or extinguish any indemnity or right of contribution from a Third Party which may be available to Sellers, Buyer, or the Acquired Companies with respect to the subject matter of such Notice and (ii) to take any action, of which it has actual knowledge, that would reasonably be expected to preserve claims with respect to any such indemnity or right of contribution from a Third Party.
     (j) Tax Treatment of Payments. Buyer and Sellers, their Affiliates, and the Acquired Companies shall, to the extent permitted by Applicable Law, treat any indemnity payments made under Article 11 or this Article 12 as adjustments to the Purchase Price.
     12.2 Defense of Claims.
     (a) Notice. Except as provided in Section 11.6, if an Indemnitee receives notice of the assertion of any claim or of the commencement of any Third Party Claim with respect to which indemnification is to be sought from the Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonable prompt Notice thereof, but in any event not later than 7 calendar days after the Indemnitee’s receipt of notice of such Third Party Claim, but the failure to give timely Notice will not affect the rights or obligations of the Indemnifying Party except and only to the extent that, as a result of such failure, the Indemnifying Party was substantially disadvantaged. Such Notice shall
Purchase and Sale Agreement — Pipeline and Storage Businesses

describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Loss that has been or may be sustained by the Indemnitee; provided, however, that such estimated amount shall in no way limit the Indemnitee’s right to recover any amount of Losses over such estimate. The Indemnifying Party will have the right to participate in or, by giving Notice to the Indemnitee, to elect to assume the defense of, any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, and the Indemnitee will cooperate in good faith in such defense, unless the Third Party Claim seeks only non-monetary relief, in which case the Indemnitee may assume and conduct the defense of such Third Party Claim at the Indemnifying Party’s expense and the Indemnifying Party may participate in such defense. If such Third Party Claim seeks both non-monetary relief and monetary relief, the Indemnifying Party shall have the right to jointly participate in the defense of such Third Party Claim with the Indemnitee.
     (b) Defense. Except as provided in Section 11.6, if within 10 calendar days after an Indemnitee provides Notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives Notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof. The Indemnitee shall be entitled to participate in the defense of such Third Party Claim and to employ counsel for such purpose at the sole cost and expense of Indemnitee. Each Party shall in good faith consult with the other Party regarding the defense of any Third Party Claim upon the other Party’s reasonable request from time to time. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or which would impose any injunctive or other equitable remedy on the Indemnitee. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder (or which would not impose any injunctive or other equitable remedy on the Indemnitee) and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give Notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within 10 calendar days after its receipt of such Notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.
     (c) Direct Claim. Any Direct Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than 20 calendar days after the Indemnitee becomes aware of such Direct Claim (but the obligations of the Indemnifying Party and the rights of the Indemnitee shall not be affected by the failure to give such notice, except and only to the extent that, as a result of such failure, the Indemnifying Party is substantially disadvantaged; provided, however, that any such estimated amount shall in no way limit the
Purchase and Sale Agreement — Pipeline and Storage Businesses

Indemnitee’s rights to recover any amount of Losses over such estimate. The Indemnifying Party will have a period of 30 calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party will be deemed to have accepted such Direct Claim. If the Indemnifying Party rejects such Direct Claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.
     (d) Subrogation. If the amount of any Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement, or otherwise under any insurance coverage or Tax Benefit, or under any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses, or premiums incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any Third Party in respect of the Loss to which the indemnity payment relates; provided, that (i) the Indemnifying Party is in compliance with its obligations under this Agreement in respect of such Loss, (ii) until the Indemnitee recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such Third Party on account of said indemnity payment are hereby made expressly subordinated and subjected in right of payment to the Indemnitee’s rights against such Third Party, and (iii) the Indemnifying Party shall have no rights of subrogation against such Third Party if the Indemnitee reasonably expects that pursuing such claim against such Third Party would adversely affect the ongoing business prospects or relationship of the Indemnitee or its Affiliates with such Third Party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.
Article 13
OTHER PROVISIONS
     13.1 Notices. All Notices shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) delivered by prepaid overnight courier service, or (iv) delivered by confirmed telecopy or facsimile transmission to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties by similar notice):

If to Buyer:

TransCanada American Investments Ltd.
TransCanada PipeLines Tower
450 First Street, S.W.
Calgary, Alberta T2P5H1
Attention:	Sean McMaster,
Executive Vice President
Law and General Counsel
Purchase and Sale Agreement — Pipeline and Storage Businesses

Facsimile: (403) 920-2410

with a copy to:

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, IL 60606
Attention:	Marc F. Sperber
D. Michael Murray

Fax: (312) 701-7711

If to Sellers:
El Paso Corporation
1100 Louisiana Street Houston, Texas 77002
Attention:	General Counsel
Fax: (713) 420-5043

with a copy to:

Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention: G. Michael O’Leary
Fax: (713) 220-4285
     Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of 5 days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, when the answer back is received.
     13.2 Entire Agreement. This Agreement, together with the Schedules, the Exhibits, and the Related Agreements, including the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings between the Parties, other than those expressly set forth or referred to herein or therein.
     13.3 Binding Effect; Assignment; No Third Party Benefit. Subject to the following sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or delegated by either Party, other than to an Affiliate (provided that if either Party so assigns or delegates to an Affiliate, such Party shall not be released from its obligations hereunder as a result of such assignment), without the prior written consent of the other Party. Except as provided herein, nothing in this Agreement is intended to or shall confer upon any Person other than the Parties, and their successors and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.
Purchase and Sale Agreement — Pipeline and Storage Businesses

     13.4 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect.
     13.5 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws rules or principles.
     13.6 Further Assurances. From time to time following the Closing, at the request of any Party and without further consideration, the other Party shall execute and deliver to such requesting Party such instruments and documents and take such other action as such requesting Party may reasonably request to consummate more fully and effectively the transactions contemplated hereby.
     13.7 Counterparts. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Such execution may be evidenced by an exchange of facsimile communications or any other rapid transmission device designed to produce a written record of communications transmitted.
     13.8 Disclosure. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed under this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
     13.9 Consent to Jurisdiction. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in The Borough of Manhattan, New York, New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
     13.10 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce
Purchase and Sale Agreement — Pipeline and Storage Businesses

specifically the terms and provisions hereof in addition to any other remedy to which such Party may be entitled at law or in equity.
Purchase and Sale Agreement — Pipeline and Storage Businesses

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Sellers:

EL PASO CORPORATION

By:	/s/ D. Mark Leland
D. Mark Leland, Executive Vice President and Chief Financial Officer

EL PASO CNG COMPANY, L.L.C.

By:	/s/ D. Mark Leland

D. Mark Leland, Executive Vice President and Chief Financial Officer

Buyer:

TRANSCANADA AMERICAN INVESTMENTS LTD.

By:	/s/ Russell K. Girling

Name:	Russell K. Girling

Title:	President

By:	/s/ Donald J. DeGrandis

Name:	Donald J. DeGrandis

Title:	Corporate Secretary

Purchase and Sale Agreement — Pipeline and Storage Businesses
Signature Page

Exhibit 7.13 to Purchase and Sale Agreement
BUYER GUARANTY
     This Guaranty (“Guaranty”), dated as of December 22, 2006, is made by TransCanada Corporation, a corporation organized under the laws of Canada (“TC Corp”), and TransCanada PipeLine USA Ltd., a Nevada Corporation (“TC Pipelines” and, collectively with TC Corp, the “Guarantors”), in favor of El Paso Corporation, a Delaware corporation (“El Paso”), and El Paso CNG Company, L.L.C., a Delaware limited liability company (“CNG” and, collectively with El Paso, the “Beneficiaries”) and their successors and assigns.
RECITALS
     A. TransCanada American Investments Ltd., a Delaware corporation (“Buyer”), is a wholly-owned indirect subsidiary of TC Corp and a wholly-owned direct subsidiary of TC Pipelines.
     B. Pursuant to a Purchase and Sale Agreement, dated as of December 22, 2006 (the “Purchase Agreement”), between Buyer and the Beneficiaries, the Beneficiaries have agreed to sell to Buyer, and Buyer has agreed to purchase from the Beneficiaries, all of the Purchased Interests (as defined in the Purchase Agreement).
     C. Section 7.13 of the Purchase Agreement requires that Buyer cause the Guarantors to deliver this Guaranty to the Beneficiaries.
     D. The Guarantors are familiar with the Purchase Agreement and have determined that the guaranty provided in this Guaranty is necessary or convenient to the conduct, promotion, or attainment of the business of the Guarantors, may reasonably be expected to benefit, directly or indirectly, the Guarantors, and is in the best interests of the Guarantors.
     NOW, THEREFORE, in consideration of the premises and as a material inducement to the Beneficiaries to enter into the Purchase Agreement, the Guarantors hereby agree as follows:
ARTICLE I
DEFINITIONS AND CONSTRUCTION
     1.1 Definitions. Capitalized terms used herein without definition that are defined in the Purchase Agreement have the respective meanings assigned to such terms in the Purchase Agreement. Additionally, the following terms have the meanings set forth below:
     “Business Day” means a day on which commercial banks or financial institutions are open for business in the States of New York and Texas and the Province of Alberta, Canada.
     “Buyer” has the meaning set forth in the recitals.

     “Guaranteed Obligations” means the obligations of Buyer of whatsoever nature and howsoever evidenced, due or to become due, now existing or hereafter arising, whether direct or indirect, absolute or contingent, which may arise under, out of or in connection with the Transaction Documents and any amendment, restatement or modification thereof.
     “Purchase Agreement” has the meaning set forth in the recitals.
     “Transaction Documents” means the Purchase Agreement and the other documents executed and delivered by Buyer in connection with the Closing of the transactions contemplated by the Purchase Agreement.
     1.2 Construction. The principles of construction set forth in Section 1.2 of the Purchase Agreement are incorporated herein mutatis mutandis.
ARTICLE II
GUARANTY
     2.1 Guaranty. Each of the Guarantors, jointly and severally, hereby irrevocably and unconditionally guarantees the full, complete and timely payment and performance by Buyer of the Guaranteed Obligations. If Buyer fails or refuses to pay or perform any of the Guaranteed Obligations and either of the Beneficiaries elects to exercise its rights under this Guaranty, such Beneficiary shall make a demand upon either or both of the Guarantors (hereinafter referred to as a “Payment Demand”). A Payment Demand shall be in writing and shall specify in which manner and what amount Buyer has failed to pay or perform and an explanation of why such payment or performance is due. The Guarantors, jointly and severally, shall pay or perform, as applicable, such Guaranteed Obligations set out in the Payment Demand, to the extent Buyer is obligated to perform such Guaranteed Obligations under the Transaction Documents, within five Business Days after the Guarantors’ receipt of the Payment Demand. A single written Payment Demand shall be effective as to any specific default during the continuance of such default until Buyer or a Guarantor shall have cured such default, and additional written demands concerning such default shall not be required until such default is cured.
     2.2 Guaranty Unconditional. This Guaranty is a guaranty of payment and performance and not of collection. There are no conditions precedent to the enforcement of this Guaranty. The obligations of the Guarantors hereunder shall be continuing, absolute and unconditional and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
     (a) any invalidity, illegality or unenforceability against Buyer of any Transaction Document;
     (b) any modification, amendment, restatement, waiver or rescission of, or any consent to the departure from, any of the terms of the Transaction Documents;

     (c) any exercise or non-exercise by a Beneficiary of any right or privilege under any Transaction Document and any notice of such exercise or non-exercise;
     (d) any extension, renewal, settlement, compromise, waiver or release in respect of any Guaranteed Obligation, by operation of law or otherwise, or any assignment of any Guaranteed Obligation by a Beneficiary;
     (e) any change in the corporate existence, structure or ownership of Buyer;
     (f) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or its assets or any resulting release or discharge of any Guaranteed Obligation;
     (g) any requirement that a Beneficiary exhaust any right or remedy or take any action against Buyer or any other Person before seeking to enforce the obligations of the Guarantors under this Guaranty;
     (h) the existence of any defense, set-off or other rights (other than a defense of payment or performance) that a Guarantor may have at any time against Buyer, a Beneficiary or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
     (i) any other act or failure to act or delay of any kind by Buyer, a Beneficiary or any other Person; or
     (j) any other circumstance whatsoever that might, but for the provisions of this Section 2.2, constitute a legal or equitable discharge of the Guaranteed Obligations or the obligations of a Guarantor hereunder, including but not limited to all defenses of a surety (except for indefeasible payment in full);
provided that the Guarantors may interpose and assert as defense to payment or performance hereunder (A) any counterclaim or setoff that Buyer is or would have been entitled to in respect of its obligations and liabilities under the Transaction Documents and (B) any defense that Buyer is or would have been entitled to arising out of the conduct of a Beneficiary in respect of its obligations and liabilities under the Transaction Documents.
     2.3 Termination and Reinstatement. The Guarantors’ obligations hereunder shall remain in full force and effect until all obligations of Buyer under the Purchase Agreement have expired or terminated or been released. If at any time any payment with respect to the Guaranteed Obligations is rescinded or must be otherwise restored or returned as a result of any fraudulent conveyance or the insolvency, bankruptcy or reorganization of Buyer or otherwise, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

     2.4 Waivers. Each Guarantor irrevocably waives
     (a) notice of acceptance of this Guaranty and notice of any obligation or liability to which it may apply;
     (b) any diligence, promptness, presentment, demand, performance, protest, demand for payment, notice of non-payment as the same pertains to Buyer, suit or the taking of other action by a Beneficiary against, and any other notice to, Buyer, the Guarantors or others;
     (c) any right to require a Beneficiary to proceed against Buyer or to exhaust any security held by a Beneficiary or to pursue any other remedy;
     (d) any defense based upon an election of remedies by a Beneficiary, unless the same would excuse performance by Buyer under the Transaction Documents;
     (e) any duty of a Beneficiary to advise the Guarantors of any information known to such Beneficiary regarding Buyer or its ability to perform under the Transaction Documents; and
     (f) any right to require a Proceeding against Buyer or any right to have Buyer joined as a party to any Proceeding to enforce this Guaranty.
     2.5 Subrogation. Each Guarantor shall be subrogated to all rights of the Beneficiaries against Buyer in respect of any amounts paid by such Guarantor pursuant to the provisions of this Guaranty; provided, however, that such Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation if any Guaranteed Obligations then due have not been satisfied. If any amount is paid to a Guarantor on account of subrogation rights under this Guaranty in violation of this Section 2.5, such amount shall be held in trust for the benefit of the Beneficiaries and shall be promptly paid to the Beneficiaries to be credited and applied to the Guaranteed Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of the Transaction Documents.
ARTICLE III
GUARANTORS’ REPRESENTATIONS
     Each Guarantor, jointly and severally, represents and warrants to Beneficiary, as of the date hereof and as of the Closing Date, as follows:
     3.1 Existence. Each of the Guarantors is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite power to execute and deliver this Guaranty and to perform its obligations hereunder.
     3.2 Due Authorization. The execution and delivery of this Guaranty and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of the Guarantors. This Guaranty has been duly executed and delivered by each of the Guarantors and constitutes its legal, valid and binding obligation, enforceable against such Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights and remedies generally and to the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).
     3.3 Consents. All consents, licenses, clearances, authorizations, and approvals of, and registrations and declarations with, any Governmental Entity necessary for the due execution, delivery and performance of this Guaranty have been obtained and remain in full force and effect and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Guaranty.
     3.4 No Conflict. The execution, delivery and performance of this Guaranty by each Guarantor do not, and the consummation of the transactions contemplated hereby will not,
     (i) result in a breach of the Certificate of Incorporation or bylaws of such Guarantor or any resolution adopted by its Board of Directors;
     (ii) result in, or constitute an event that, with the passage of time or giving of notice or both, would be, a breach, violation or default (or give rise to any right of termination, cancellation, prepayment or acceleration) under any agreement to which such Guarantor is a party or by which its properties or assets may be bound that could reasonably be expected to materially adversely affect the ability of such Guarantor to perform its obligations under this Guaranty; or
     (iii) violate any Applicable Law binding upon such Guarantor or its assets or properties.
     3.5 Litigation. There is no Proceeding pending against either of the Guarantors or any of its subsidiaries, or to the knowledge of each Guarantor threatened against such Guarantor or any of its subsidiaries, in which there is a reasonable possibility of an adverse decision that could reasonably be expected to materially adversely affect the ability of such Guarantor to perform its obligations under this Guaranty or which in any manner draws into question the validity of this Guaranty.
ARTICLE IV
OTHER PROVISIONS
     4.1 Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by either Guarantor or either Beneficiary (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) delivered by prepaid overnight courier service, or (iv) delivered by confirmed telecopy or facsimile transmission at the following addresses (or at such other addresses as shall be specified by similar notice):
If to the Beneficiaries:
El Paso Corporation
El Paso CNG Company, L.L.C.
1100 Louisiana Street
Houston, Texas 77002
Attention: General Counsel
Fax: (713) 420-5043
with a copy to:
Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention: G. Michael O’Leary
Fax: (713) 220-4285
If to the Guarantors:
TransCanada Corporation
TransCanada PipeLines USA Ltd.
TransCanada PipeLines Tower
450 – 1st Street S.W.
Calgary, Alberta T2P 5H1
Attention: Sean McMaster
Executive Vice-President,
Law and General Counsel
Fax: (403) 920-2410
with a copy to:
Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, IL 60606
Attention:	Marc F. Sperber
D. Michael Murray
Fax: (312) 701-7711
Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five days after deposit in the mail or the date of delivery as shown by the return receipt therefor, or (iii) if sent by telecopy or facsimile transmission, when the answer back is received.
     4.2 Entire Agreement. This Guaranty constitutes the entire agreement between the Guarantors and the Beneficiaries with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between them with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings between the Guarantors and the Beneficiaries other than those expressly set forth or referred to herein.
     4.3 Binding Effect; Assignment; No Third Party Benefit. Subject to the following sentence, this Guaranty shall be binding upon each of the Guarantors and its successors and assigns and shall inure to the benefit of each of the Beneficiaries and its successors and assigns. Neither this Guaranty nor any of the rights, interests, or obligations hereunder shall be assigned or delegated by a party, other than to an Affiliate (provided that if a Guarantor so assigns or delegates to an Affiliate, such Guarantor shall not be released from its obligations hereunder as a result of such assignment), without the prior written consent of the other parties. Except as provided herein, nothing in this Guaranty is intended to or shall confer upon any Person other than the parties, and their successors and assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Guaranty.
     4.4 Severability. If any provision of this Guaranty is held to be unenforceable, this Guaranty shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Guaranty shall remain in full force and effect.
     4.5 Governing Law. This Guaranty shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its conflicts of laws rules or principles.
     4.6 Counterparts. This Guaranty may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Such execution may be evidenced by an exchange of facsimile communications or any other rapid transmission devise designed to produce a written record of communications transmitted.
     4.7 Consent to Jurisdiction. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in The Borough of Manhattan, New York, New York, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Guaranty or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
     4.8 Amendment and Waiver. No amendment or waiver of any provision of this Guaranty, nor consent to any departure by a Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by both Guarantors and both Beneficiaries. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     4.9 No Implied Waiver. No failure or delay in exercising any right, power or privilege or requiring the satisfaction of any condition hereunder, and no course of dealing between the Guarantors and the Beneficiaries operates as a waiver or estoppel of any right, remedy or condition. No single or partial exercise of any right or remedy under this Guaranty precludes any simultaneous or subsequent exercise of any other right, power or privilege. The rights and remedies set forth in this Guaranty are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity or by statute.
     4.10 Expenses. The Guarantors shall indemnify the Beneficiaries for any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by any of the Beneficiaries in the successful enforcement of any rights under this Guaranty.
[Signatures on Following Page]

     IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

TRANSCANADA CORPORATION
By:	/s/ Gregory A. Lohnes
	Name:	Gregory A. Lohnes
	Title:	Chief Financial Officer and Executive Vice-President

By:	/s/ Ron Cook
	Name:	Ron Cook
	Title:	Vice President – Taxation

TRANSCANADA PIPELINE USA LTD.
By:	/s/ Ron Anderson
	Name:	Ron Anderson
	Title:	Vice President

By:	/s/ David Kohlenberg
	Name:	David Kohlenberg
	Title:	Deputy General Counsel

[Signature Page to Guaranty]